Exhibit 10.1
Execution Version

TERM LOAN CREDIT AGREEMENT
Dated as of February 17, 2022
among
CROCS, INC.,
as Borrower

THE INSTITUTIONS FROM TIME TO TIME
PARTIES HERETO AS LENDERS
CITIBANK, N.A.,
as Administrative Agent
____________________________________________________
CITIBANK, N.A.
PNC CAPITAL MARKETS LLC,
BOFA SECURITIES, INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners
____________________________________________________
KEYBANK NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION
and
HSBC SECURITIES (USA) INC.,

as Co-Managers
______________________________________________________________________________

TABLE OF CONTENTS
Page
ARTICLE 1
Definitions    1
Section 1.01    Certain Defined Terms    1
Section 1.02    References    50
Section 1.03    Classification of Loans and Advances    50
Section 1.04    Terms Generally    50
Section 1.05    Accounting Terms; GAAP    51
Section 1.06    Interest Rates    51
Section 1.07    Divisions.    52
ARTICLE 2
Amount and Terms of Credit    52
Section 2.01    The Commitments    52
Section 2.02    [Reserved]    53
Section 2.03    Rate Options for all Advances; Maximum Interest Periods    53
Section 2.04    Prepayment of Loans    53
Section 2.05    Expansion Option    56
Section 2.06    Method of Borrowing    59
Section 2.07    Method of Selecting Types and Interest Periods for Advances    59
Section 2.08    Minimum Amount of Each Advance    59
Section 2.09    Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances    60
Section 2.10    Default Rate    60
Section 2.11    Method of Payment    60
Section 2.12    Evidence of Debt; Noteless Agreement    61
Section 2.13    Telephonic Notices    62
Section 2.14    Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Term SOFR Conforming Changes.    62
Section 2.15    Notification of Advances, Interest Rates and Prepayments    63
Section 2.16    Lending Installations    63
Section 2.17    Non-Receipt of Funds by the Administrative Agent    63
Section 2.18    Maturity Date    64
Section 2.19    Replacement of Certain Lenders    64
Section 2.20    Extension Offers    65
Section 2.21    Repayment of Term Loans    65
Section 2.22    Refinancing Facilities    66
Section 2.23    MIRE Events    67

i

ARTICLE 3
[Reserved]    68
ARTICLE 4
Yield Protection; Taxes    68
Section 4.01    Yield Protection    68
Section 4.02    Changes in Capital Adequacy Regulations    69
Section 4.03    Alternate Rate of Interest    69
Section 4.04    Funding Indemnification    71
Section 4.05    Taxes    71
Section 4.06    Lender Statements; Survival of Indemnity    75
ARTICLE 5
Conditions Precedent    76
Section 5.01    Closing Date    76
Section 5.02    Each Advance    79
ARTICLE 6
Representations and Warranties    79
Section 6.01    Organization; Corporate Powers    79
Section 6.02    Authority    79
Section 6.03    No Conflict; Governmental Consents    80
Section 6.04    Financial Statements    81
Section 6.05    No Material Adverse Change    81
Section 6.06    Taxes    81
Section 6.07    Litigation; Loss Contingencies and Violations    81
Section 6.08    Subsidiaries    82
Section 6.09    ERISA.    82
Section 6.10    Accuracy of Information    83
Section 6.11    Securities Activities    83
Section 6.12    [Reserved]    83
Section 6.13    Compliance with Laws; No Default.    83
Section 6.14    Assets and Properties    83
Section 6.15    Statutory Indebtedness Restrictions    84
Section 6.16    Insurance    84
Section 6.17    [Reserved]    84
Section 6.18    Environmental Matters    84
Section 6.19    Solvency    85
Section 6.20    COMI..    85
Section 6.21    Collateral Matters    85
Section 6.22    Use of Proceeds    86
Section 6.23    Fiscal Unity.    86
Section 6.24    DAC6. .    86
Section 6.25    Patriot Act    86
Section 6.26    403 Statement.     86
Section 6.27    Beneficial Ownership.    87
ARTICLE 7
Covenants    87
Section 7.01    Reporting    87

Section 7.02    Affirmative Covenants    90
Section 7.03    Negative Covenants    95
ARTICLE 8
Events of Default    110
Section 8.01    Events of Default    110
ARTICLE 9
Acceleration, Defaulting Lenders; Waivers, Amendments and Remedies    113
Section 9.01    Termination of Commitments; Acceleration    113
Section 9.02    Defaulting Lender    113
Section 9.03    Waivers; Amendments    113
Section 9.04    Preservation of Rights    116
ARTICLE 10
General Provisions    117
Section 10.01    Survival of Representations    117
Section 10.02    Governmental Regulation    117
Section 10.03    Performance of Obligations    117
Section 10.04    Headings    117
Section 10.05    Entire Agreement    118
Section 10.06    Several Obligations; Benefits of this Agreement    118
Section 10.07    Expenses; Indemnification    118
Section 10.08    Numbers of Documents    120
Section 10.09    [Reserved.]    120
Section 10.10    Severability of Provisions    120
Section 10.11    Nonliability of Lenders    120
Section 10.12    GOVERNING LAW    121
Section 10.13    CONSENT TO JURISDICTION; JURY TRIAL    121
Section 10.14    Release of Liens and Guarantees    122
Section 10.15    Interest Rate Limitation    123
Section 10.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    123
Section 10.17    Acknowledgement Regarding Any Supported QFCs.    123
ARTICLE 11
The Administrative Agent    124
Section 11.01    Appointment and Authorization    124
Section 11.02    Administrative Agent and Affiliates    127
Section 11.03    Administrative Agent’s Reliance, Indemnification, Etc.    127
Section 11.04    Posting of Communications    128
Section 11.05    Successor Agent    129
Section 11.06    Credit Decision    130
Section 11.07    Administrative Agent, Arrangers, Co-Managers Agents    131
Section 11.08    Collateral Matters    131
Section 11.09    Credit Bidding    132
Section 11.10    Erroneous Payment    133
Section 11.11    Parallel Liability.    136

ARTICLE 12
Setoff; Ratable Payments    137
Section 12.01    Setoff    137
Section 12.02    Ratable Payments    138
Section 12.03    Application of Payments    138
Section 12.04    Relations Among Lenders    139
Section 12.05    Lender ERISA Representations and Covenants    139
ARTICLE 13
Benefit of Agreement; Assignments; Participations    141
Section 13.01    Successors and Assigns    141
Section 13.02    Participations    142
Section 13.03    Assignments    142
Section 13.04    Confidentiality    146
Section 13.05    Dissemination of Information    147
ARTICLE 14
Notices    147
Section 14.01    Giving Notice    147
Section 14.02    Change of Address    148
ARTICLE 15
Counterparts    149
ARTICLE 16
USA Patriot Act    149

EXHIBITS
EXHIBIT A    –    [Reserved]
EXHIBIT B    –    Form of Borrowing/Election Notice
EXHIBIT C     –    [Reserved]
EXHIBIT D     –    Form of Assignment and Assumption
EXHIBIT E-1    –    Form of Increasing Lender Supplement
EXHIBIT E-2    –    Form of Augmenting Lender Supplement
EXHIBIT F    –    [Reserved]
EXHIBIT G    –    [Reserved]
EXHIBIT H    –    Form of Perfection Certificate
EXHIBIT I    –    Form of Supplemental Perfection Certificate
EXHIBIT J    –    [Reserved]
EXHIBIT K-1-4    –    Form of U.S. Tax Compliance Certificates
EXHIBIT L    –    Form of Limited Release of Liens
EXHIBIT M    --    Form of Solvency Certificate

SCHEDULES
Schedule 2.01    –    Commitments
Schedule 3.01    –    [Reserved]
Schedule 6.07    –    Litigation; Loss Contingencies
Schedule 6.08    –    Subsidiaries
Schedule 6.18    –    Environmental Matters
Schedule 7.03(a)    –    Indebtedness
Schedule 7.03(b)    –    Liens
Schedule 7.03(d)    –    Investments
Schedule 7.03(i)    –    Transactions with Shareholders and Affiliates
Schedule 7.03(j)    –    Restrictive Agreements
v

TERM LOAN CREDIT AGREEMENT
This Term Loan Credit Agreement (the “Agreement”) dated as of February 17, 2022 is entered into among CROCS, INC., a Delaware corporation, the institutions from time to time parties hereto as Lenders and CITIBANK, N.A., in its capacity as Administrative Agent.
RECITALS
WHEREAS, the Borrower has entered into that certain Securities Purchase Agreement, dated as of December 22, 2021 (including the exhibits thereto, the schedules referred to therein and all related documents, the “Acquisition Agreement”), by and among the Borrower, Full Fortune Wealth Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2918255 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“HK Seller”), Daniele Guidi (“US Seller”, and together with HK Seller, the “Sellers”), Full Fortune Intellectual Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2922287 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Intellectual”), Full Fortune Worldwide Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 2922291 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Worldwide”), Full Fortuned Online Limited, a company with limited liability incorporated under the laws of Hong Kong with company registration number 3033129 and with its registered office situated at Room 503, Wilson House, 19-27 Wyndham Street, Central, Hong Kong (“FF Online”), Happy One LLC, a Nevada limited liability company (“Happy One”), Lucky Top Inc., a Delaware limited liability company (“Lucky Top”, and collectively with Happy One, FF Intellectual, FF Worldwide and FF Online, the “Acquired Companies”), and the other parties thereto, pursuant to which the Borrower will, directly or indirectly, acquire all of the equity securities of each of the Acquired Companies from the Sellers (the “Acquisition”).
WHEREAS, in connection with the foregoing, on the Closing Date the Borrower (x) will draw revolving loans in an aggregate amount equal to $152,000,000 under the Revolving Credit Agreement (as defined below) and (y) has requested that the Lenders extend credit under this Agreement in the form of Term Loans in an original aggregate principal amount equal to $2,000,000,000, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
Definitions
Section 1.01    Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.
As used in this Agreement:
“ABR Loan” means a Loan, or portion thereof, which bears interest by reference to the Alternate Base Rate.
“Acquired Companies” is defined in the Recitals.
“Acquisition” is defined in the Recitals.

“Acquisition Agreement” is defined in the Recitals.
“Adjusted Term SOFR” means, for the purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than 0.50%, then Adjusted Term SOFR shall be deemed to be 0.50%.
“Administrative Agent” means Citi in its capacity as contractual representative for itself and the Lenders pursuant to Article 11 hereof and any successor Administrative Agent appointed pursuant to Article 11 hereof.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Class and Type and, in the case of SOFR Loans, for the same Interest Period.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 2.19 hereof.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of greater than ten percent (10.0%) of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment is Two Billion and 00/100 Dollars ($2,000,000,000.00).
“Agreement” means this Term Loan Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.
“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the interest rate, margin, original issue discount, upfront fees and “SOFR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded and (iii) for the purpose of Section 2.05(b)(iii), if the “SOFR floor” or “base rate floor” for any Incremental Term Loan exceeds 50 basis points or 150 basis points, respectively, such excess shall be equated to interest rate margins for the purpose of this definition.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Any change in the Alternate Base Rate due to a change in the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Adjusted Term SOFR.
“Alternate Base Rate Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption of public offices, including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended.
“Applicable Collateral Agent” has the meaning assigned to the term “Applicable Collateral Agent” in the First Lien Intercreditor Agreement.
“Applicable Margin” means, as at any date of determination, (a) 2.50%, in the case of ABR Loans and (b) 3.50% in the case of SOFR Loans.
“Applicable Parties” is defined in Section 11.04(c).
“Approved Bank” means, (i) any lender under this Agreement or the Revolving Credit Agreement, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.
“Approved Electronic Platform” is defined in Section 11.04(a).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, N.A., PNC Capital Markets LLC, BofA Securities, Inc. (or any of its designated affiliates) and Morgan Stanley Senior Funding, Inc., in their respective capacities as the joint bookrunners for the loan transaction evidenced by this Agreement.
“Asset Sale/Casualty Event Percentage” means, as of any date of determination, if the First Lien Net Leverage Ratio as of the last day of the most recent fiscal quarter for which Financial Statements of the Borrower have been delivered (on a pro forma basis after giving effect to such disposition but not to the prepayment of the Loans resulting therefrom and calculated without netting the proceeds of the applicable disposition) is (a) greater than 1.95 to 1.00, 100.0%, (b) is less than or equal to 1.95 to 1.00 but greater than 1.75 to 1.00, 50.0% and (c) is less than or equal to 1.75 to 1.00, 0.0%.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.03), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
“Auction” is defined in Section 13.03(g).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to Section 13.03(g); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Manager.
“Auction Procedures” means “Dutch auction” procedures reasonably satisfactory to the Administrative Agent.
“Augmenting Lender” is defined in Section 2.05(b).
“Augmenting Lender Supplement” is defined in Section 2.05(b).
“Authorized Officer” means the Chief Executive Officer, President, the Chief Financial Officer, Treasurer or any other officer designated by the Borrower’s Board of Directors.
“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:
(a)    $285,000,000.00, plus
(b)    50.0% of aggregate amount of Consolidated Net Income accrued for the period commencing with the first full fiscal quarter ending after the Closing Date and ending on the applicable date of determination (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus
(c)    the cumulative amount of net cash proceeds received by the Borrower (other than from a Restricted Subsidiary) from the sale of Equity Interests of the Borrower after the Closing Date and on or prior to the applicable date of determination (including upon exercise of warrants or options), plus
(d)    the sum of (x) the aggregate net cash proceeds received by the Borrower or any Restricted Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Equity Interests of the Borrower (other than Disqualified Stock) and (y) the aggregate amount by which Indebtedness of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet on or after the Closing Date upon the conversion or exchange of any of any Indebtedness issued or sold on or prior to the Closing Date that is convertible or exchangeable for Equity Interests of the Borrower (other than Disqualified Stock) (excluding, in the case of clauses (d)(x) and (y), (i) any Indebtedness issued or sold to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any Subsidiary for the benefit of their employees and (ii) the aggregate amount of any cash or other assets distributed by the Borrower or any Restricted Subsidiary upon any such conversion or exchange), plus
(e)    the sum of (x) the net reduction in Investments in any Person other than the Borrower or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of property made after the Closing Date, in each case to the Borrower or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments and (y) the lesser of the net book value or the fair market value of the Borrower’s Equity Interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Closing Date); provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as Restricted Payments) by the Borrower or any Restricted Subsidiary in that Person, plus
(f)    any cash dividends or cash distributions received directly or indirectly by the Borrower or a Subsidiary Guarantor after the Closing Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income (other than to the extent such distribution represents a return of capital and the Investment in such Unrestricted Subsidiary was made by the Restricted Subsidiary as an Investment permitted hereunder pursuant to Section 7.03(d)), plus
(g)    Declined Proceeds, minus
(h)    any amount of the Available Amount used to make Investments pursuant to Section 7.03(d)(xvii) after the Closing Date and prior to the applicable date of determination, minus
(i)    any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.03(h)(i)(G) after the Closing Date and prior to the applicable date of determination, minus
(j)    any amount of the Available Amount used to make payments in respect of Indebtedness pursuant to Section 7.03(h)(ii)(E) after the Closing Date and prior to the date of determination.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 4.03.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy

Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event with respect to the Term SOFR Reference Rate or the then-current Benchmark has occurred, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonably discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means an employee pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or, if there is no such board, the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf thereof.
“Borrower” means Crocs, Inc., a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing/Election Notice” is defined in Section 2.07 hereof.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Adjusted Term SOFR, a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition; (ii) U.S. Dollar denominated time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition; (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, and maturing within 24 months of the date of acquisition; (iv) repurchase agreements entered into by any Person with a bank or trust company (including any Approved Bank) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; (v) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof; (vi) other short-term investments utilized by the Issuer or any Restricted Subsidiary in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; (vii) U.S. Dollars or foreign currencies held from time to time in the ordinary course of business; and (viii) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (i) through (vii) above.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental

Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means an event or series of events by which:
(i)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;
(ii)    during any period of twelve (12) consecutive calendar months, the Board of Directors of the Borrower shall cease to have as a majority of its members individuals who either:
(a)    were directors of the Borrower on the first day of such period, or
(b)    were elected or nominated for election to the Board of Directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;
(iii)    other than as a result of a transaction not prohibited under the terms of this Agreement, the Borrower (a) shall cease to own, of record and beneficially, with sole voting and dispositive power, 100.0% of the outstanding shares of Capital Stock of each of the Subsidiary Guarantors (except director’s qualifying shares for any Foreign Subsidiary as required by law) or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the Board of Directors of each of the Subsidiary Guarantors;
(iv)    the Borrower consolidates with or merges into another corporation (other than as a result of a transaction not prohibited under the terms of this Agreement) or conveys, transfers or leases all or substantially all of its property to any Person, or (other than as a result of a transaction not prohibited under the terms of this Agreement) any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property;
(v)    a “Change of Control” (as defined in either of the Senior Indentures) occurs.
“Charge” is defined in Section 10.15.
“Citi” means Citibank, N.A.
“Class” when used in reference to (a) any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“Closing Date” means February 17, 2022.
“Co-Managers” means Keybank National Association, U.S. Bank National Association and HSBC Securities (USA) Inc., each in their respective capacities as co-manager for the loan transactions evidenced by this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations. For the avoidance of doubt, “Collateral” shall not include any Excluded Property.
“Collateral Agreement” means the Security Agreement, dated as of the date hereof, among the Borrower, the other Loan Parties and the Administrative Agent, together with all supplements thereto.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(i)    the Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary or a First Tier Foreign Subsidiary (a) a counterpart of the Collateral Agreement (or, in the case of any Person that becomes a Subsidiary Guarantor after the Closing Date, a supplement to the Collateral Agreement), and in the case of a First Tier Foreign Subsidiary (and the Equity Interests issued by it) additional security documents as the Administrative Agent may reasonably require, and of any other documents required by the Collateral Documents, (b) a counterpart of the First Lien Intercreditor Agreement, (c) such updated schedules to the Loan Documents as requested by the Administrative Agent, (d) a Guaranty Agreement and (e) a Pledge Agreement, in each case, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Subsidiary Guarantor as may reasonably be requested by the Administrative Agent, including any information required by bank regulatory authorities under applicable and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;
(ii)    all Equity Interests directly owned by any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and the other Collateral Documents and the Administrative Agent (or, if the Administrative Agent is not the Applicable Collateral Agent at such time, the Applicable Collateral Agent) shall, to the extent required by the Collateral Agreement and the other Collateral Documents, have received certificates or other instruments representing all such certificated Equity Interests (or in the case of a First Tier Foreign Subsidiary, the equivalent thereof pursuant to the applicable laws and practices of any relevant jurisdiction) together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that notwithstanding the foregoing or anything else to the contrary in the Loan Documents, with respect to (1) any Foreign Subsidiary that is a CFC or (2) any FSHCO (in each case of clause (1) or (2), other than a Loan Party), the voting Capital Stock of such Foreign Subsidiary or FSHCO shall not be required to be pledged and shall not constitute Collateral to the extent that such pledge exceeds 65% of the issued and outstanding Capital Stock of such Foreign Subsidiary or FSHCO entitled to vote within the meaning of Section 1.956-2(c)(2) of the United States Treasury Regulations;

(iii)    all Indebtedness of the Borrower and any Subsidiary and all Indebtedness of any other Person, in each case that is owing to any Loan Party and in a principal amount of $10,000,000 or more that is evidenced by a promissory note shall have been pledged pursuant to the Collateral Agreement or the other Collateral Documents, and the Administrative Agent (or, if the Administrative Agent is not the Applicable Collateral Agent at such time, the Applicable Collateral Agent) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(iv)    all documents and instruments, including UCC financing statements and IP Security Agreements, required by the Collateral Documents or this Agreement to create and perfect the Liens of the Administrative Agent under the Collateral Documents, with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
(v)    the Administrative Agent shall have received (or shall receive within ninety (90) days after the Closing Date with respect to Mortgaged Properties on the Closing Date) (a) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (b) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Credit Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 7.03(b), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (c) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 7.02(e) and the applicable provisions of the Collateral Documents, each of which shall (v) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (w) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that to the extent commercially available the insurer will give the Administrative Agent ten (10) days written notice of cancellation for non-payment or non-renewal and thirty (30) days written notice of cancellation for any other reason and (z) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, (d) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that the Administrative Agent shall provide at least forty-five (45) days (or such shorter period as agreed by the Administrative Agent in its reasonable discretion) prior written notice to the Arrangers in advance of providing a Mortgage on any owned real property, and upon confirmation from each Arranger that the flood insurance due diligence required to be conducted by such Arranger has been completed and any other flood insurance requirements applicable to such Arranger have been complied with, in each case under applicable Flood Insurance Laws, the relevant Loan Party may provide such Mortgage (it being understood and agreed that after the effectiveness of such Mortgage, the Borrower shall provide the Administrative Agent with written notice of such

Mortgage (and the Administrative Agent shall provide a copy of such written notice to the Lenders));
(vi)    [reserved]; and
(vii)    each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees of the Obligations by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost (including any adverse tax consequences) of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (iii) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary Guarantor (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiary Guarantors formed or acquired, after the Closing Date) where it determines that such extension is necessary or appropriate.
In addition, and notwithstanding any exclusions or limitations set forth herein or in the Collateral Documents, and without limiting the obligations of the Loan Parties under the Loan Documents, (i) to the extent that any Person (other than a Loan Party) becomes Guarantor or Borrower, in each case, under and as defined in the Revolving Credit Agreement, in respect of the Revolving Loans, the Borrower shall provide at least five (5) Business Days prior written notice to the Administrative Agent, and unless the Administrative Agent has declined in writing to accept a Guarantee from such Person, such Person shall concurrently take all steps necessary or reasonably requested by the Administrative Agent to become a Subsidiary Guarantor hereunder and under the other Collateral Documents, (ii) if any Loan Party or other Person grants a Lien on any property to secure the obligations in respect of the Revolving Loans (unless such property is subject to a valid and enforceable Lien in favor of the Administrative Agent pursuant to the Collateral Documents), the Borrower shall provide at least five (5) Business Days prior written notice to the Administrative Agent, and unless the Administrative Agent has declined in writing to accept a Lien from such Person, such Person shall concurrently grant a Lien on such property to secure the Obligations, and take such other actions as the Administrative Agent may reasonably request in connection therewith, (iii) if any Loan Party or any other grantor of security enters into any agreements or instruments or takes any action (in each case, that has not been taken in respect of the Liens granted under the Collateral Documents), to establish, perfect, maintain, better assure or protect or maintain the Liens securing the obligations in respect of the Revolving Loans the Borrower shall provide written at least five (5) Business Days prior written notice to the Administrative Agent, and unless the Administrative Agent has declined such action in writing, the Loan Party or such other grantor of security shall concurrently take such action in respect of the Liens granted to the Administrative Agent and such other actions as the Administrative Agent may reasonably request in connection therewith and (iv) to the extent that any certificates, legal opinions, collateral notifications or similar documents are delivered in connection with the Revolving Loans (that have not been delivered under this Agreement), the Borrower shall provide at least five (5) Business Days prior written notice to the Administrative

Agent, and unless the Administrative Agent has declined in writing to require same, a corresponding certificate, legal opinion, notification or document, as applicable, shall be delivered to the Administrative Agent; provided that, delivery of any stock certificate, promissory notes or other instrument to the Administrative Agent shall not be required to the extent such certificate, promissory note or other instrument has been provided to the Applicable Collateral Agent at such time, in its capacity as gratuitous bailee for the Administrative Agent.
Notwithstanding the foregoing, to the extent that the Lien on any Collateral required to be granted pursuant to the Collateral Documents (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the delivery of certificates evidencing Equity Interests) is not provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, then the provision of any such perfected security interest shall, other than to the extent set forth on the Post-Closing Schedule, be required to be provided within 90 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the Closing Date. In furtherance of the foregoing, the Administrative Agent and the Borrower shall agree on the Closing Date to a schedule that will list such items required to be delivered following the Closing Date (the “Post-Closing Schedule”) which Post-Closing Schedule shall constitute a Loan Document.
“Collateral Documents” means the Collateral Agreement (and each supplement thereof), the Dutch Collateral Documents, the Pledge Agreements, each Mortgage, each IP Security Agreement and each other document granting or purporting to grant a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.
“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.
“Commitments” means the Term Loan Commitments.
“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 14.01(b), including through the Approved Electronic Platform.
“Company Competitor” means any competitor of the Borrower and/or any of the Borrower’s Subsidiaries.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period for the Borrower and its Restricted Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration and including deferred and accrued liabilities) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any acquisition of a Person or line of business permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as of any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, (a) the current portion of any long-term Indebtedness (including, for the avoidance of doubt, revolving credit loans under any credit facility with a term of more than one year from the closing date thereof) and (b) any amounts thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being determined.
“Consolidated EBITDA” means, for any period, on a consolidated basis for the Borrower and its Restricted Subsidiaries, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization (including amortization of deferred financing fees) for such period, (iv) any non-cash extraordinary charges for such period, (v) any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period, (vi) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, (vii) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses, (viii) restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and nonrecurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business), (ix) the amount of “run-rate” cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements, initiatives and synergies (including the modification and renegotiation of contracts and other arrangements), that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months after any such Investment, acquisition (including the Acquisition), disposition, merger, consolidation, reorganization or restructuring, transaction, cost savings initiative, other initiative or event, and in each case, added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions, provided that the aggregate amount added back pursuant to this clause (a)(ix) may not exceed, when aggregated with the amount of any increase for such period to Consolidated EBITDA on a pro forma basis, 25% for any four fiscal quarter period of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to this clause (a)(ix)), (x) any expense or charges incurred during such period in connection with any issuance of debt, equity securities or any refinancing transaction, including any amendments, restatements or waivers of any debt transaction, in each case, whether or not consummated, (xi) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, (xii) any proceeds received in cash by the Borrower or the Restricted Subsidiaries under any business interruption policy and (xiii) expenses, charges and fees deducted and covered by indemnification or purchase price adjustments or earnout payments in connection with any Permitted Acquisition, to the extent actually received in cash during such measurement period, and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income and (ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary, other than dispositions in the ordinary course of business.
“Consolidated First Lien Indebtedness” means Consolidated Total Indebtedness as of any date of determination that is secured by a Lien on any asset or property of the Borrower and its Restricted Subsidiaries, which Lien does not rank junior in priority to the Liens securing the Secured Obligations, but in each case excluding Indebtedness permitted under Section 7.03(a)(v).
“Consolidated Fixed Charges” means, for any period for the Borrower and its Restricted Subsidiaries, the sum, without duplication of (a) Consolidated Interest Expense for such period, (b) dividends of Disqualified Stock paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that do not constitute Disqualified Stock and (c) Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that do not constitute Disqualified Stock.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date; provided that
(i) if (x) since the beginning of that period the Borrower or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding or repaid any Indebtedness, or (y) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves an incurrence or repayment of Indebtedness, then Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that incurrence or repayment as if the Indebtedness was incurred or repaid on the first day of that period, provided that, in the event of any repayment of Indebtedness, Consolidated EBITDA for that period shall be calculated as if the Borrower or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness;
(ii) if (x) since the beginning of that period the Borrower or any Restricted Subsidiary shall have made any asset sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of property which constitutes all or substantially all of an operating unit of a business, (y) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves an asset sale, investment or acquisition or (z) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of that period) shall have made such an asset sale, Investment or acquisition, then Consolidated EBITDA for that period shall be calculated on a pro forma basis after giving effect to the asset sale, Investment or acquisition as if the asset sale, Investment or acquisition occurred on the first day of that period.
“Consolidated Interest Expense” means, for any period for the Borrower and its Restricted Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Lease Obligations, Synthetic Lease Obligations and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary, (d) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts, (e) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Borrower or such Restricted Subsidiary, other than in the ordinary course of business, (f) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Agreements or other derivative instruments, (g) the cumulative effect of a change in accounting principles, (h) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof and (i) any restructuring charges and any fees, expenses and charges related to any proposed or consummated equity offering, investment, acquisition, disposition, incurrence of Indebtedness or recapitalization.
Notwithstanding the foregoing, (i) for purposes of Section 7.03(h) only, there shall be excluded from Consolidated Net Income any dividends, repayment of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(iv) thereof, and (ii) any net income (loss) of any Person (other than the Borrower) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Borrower’s equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Borrower or a Restricted Subsidiary as a dividend or distribution.
“Consolidated Net Tangible Assets” means, as of any date of determination thereof, the aggregate amount of assets of the Borrower and its Restricted Subsidiaries after deducting therefrom (x) the Intangible Assets of the Borrower and its Restricted Subsidiaries and (y) the Consolidated Current Liabilities, in each case, on such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, described in clauses (a), (b), (d), (h) and (i) of the definition of Indebtedness, (b) the aggregate amount of Capitalized Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate unreimbursed obligations of the Borrower and each Restricted Subsidiary as an account party in respect of letters of credit or letters of guaranty, other than obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness or is cash collateralized (provided, that for the avoidance of doubt, any such cash collateral pledged in favor of a Person other than the Administrative Agent shall not be deducted from the numerator when calculating any leverage ratio hereunder). For the avoidance of doubt, it is understood that obligations (i) under Swap Agreements and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Indebtedness.
“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period, an amount (which may be positive or negative) equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.
“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or polychlorinated biphenyls (“PCBs”), and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.
“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject. Without in any way limiting the foregoing, as used with respect to the Borrower or any of its Subsidiaries, Contractual Obligations shall include, without limitation, the Senior Notes Indentures, the Revolving Credit Agreement, and any instruments, documents or agreements executed or delivered in connection therewith by which the Borrower or such Restricted Subsidiaries are bound.
“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and, solely for purposes of the funding requirements of Section 302 of ERISA and Section 412 of the Code, (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Agreement Refinancing Indebtedness” is defined in Section 2.22(a).

“Credit Party” means the Administrative Agent or any Lender.
“Crocs Puerto Rico” means Crocs Puerto Rico, Inc., a means Crocs Puerto Rico, Inc., a corporation incorporated in the commonwealth of Puerto Rico.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Declined Proceeds” is defined in Section 2.04(b)(v).
“Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Disqualified Lenders” means (x) certain banks, financial institutions, investors, other institutional lenders and other entities, (y) any Company Competitor and (z) any natural person (including in the cause of the foregoing clauses (x) and (y), any of their Known Affiliates), which are identified in writing to (i) the Arrangers if on or prior to the Closing Date or (ii) solely in the case of clause (y), the Administrative Agent if after the Closing Date.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, in each case at any time prior to the first anniversary of the latest Maturity Date (determined as of the date of issuance thereof).
“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.
“Dollar” and “$” means dollars in the lawful currency of the United States.
“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the rate of exchange for the purchase of Dollars with the applicable foreign currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price” at approximately 11:00 A.M. (New York time), or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services, or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia.
“Dutch Civil Code” means the Burgerlijk Wetboek of The Netherlands.
“Dutch Collateral Documents” means (a) that certain omnibus security agreement, dated as of the date hereof, by and among Crocs Europe B.V., Western Brands Holding Company, LLC the Borrower and Crocs General Partner, LLC each as pledgors, the Administrative Agent as pledgee and PNC Bank, National Association as PNC, (b) that certain security agreement (over partnership interests), dated as of the date hereof, by and among Western Brands Netherlands Holding C.V. and Crocs General Partner, LLC as pledgors, the Administrative Agent as pledgee, Colorado Footwear C.V., as partnership and PNC Bank, National Association as PNC, (c) that certain security agreement (over partnership interests), dated as of the date hereof, by and among the Borrower and Western Brands Holding Company, LLC as pledgors, the Administrative Agent as pledgee, Western Brands Netherlands Holding C.V., as partnership and PNC Bank, National Association as PNC and (d) that certain deed of pledge of shares in the capital of Crocs Europe B.V. by and among Crocs Malta Holdings Ltd as pledgor, the Administrative Agent as pledgee, Crocs Europe B.V. as company and PNC Bank, National Association as PNC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“ECF Percentage” means, as of the date of determination, (a) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is greater than 1.95 to 1.00, 50.0%, (b) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is less than or equal to 1.95 to 1.00 but greater than 1.70 to 1.00, 25.0% and (c) otherwise, 0.0%.
“Environmental, Health or Safety Requirements of Law” means all applicable foreign, federal, state and local laws (including common law), rules or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“Erroneous Payment” is defined in Section 11.10(a).
“Erroneous Payment Deficiency Assignment” is defined in Section 11.10 (d)(i).
“Erroneous Payment Impacted Class” is defined in Section 11.10 (d)(i).
“Erroneous Payment Return Deficiency” is defined in Section 11.10 (d)(i).
“Erroneous Payment Subrogation Rights” is defined in Section 11.10 (e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means an event described in Article 8 hereof.
“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the Consolidated Working Capital Adjustment for such fiscal year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any income taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense payable in cash for such fiscal year, (iii) Consolidated Capital Expenditures made in cash during such fiscal year except to the extent financed with the proceeds of Indebtedness, (iv) permanent repayments of Indebtedness (other than repayments (x) of revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder, (y) from the proceeds of other Indebtedness made in cash by the Borrower or any of its Restricted Subsidiaries during such fiscal year) or (z) the Term Loans (or any Permitted Debt secured on a pari passu basis with the Term Loans), (v) the Consolidated Working Capital Adjustment for such fiscal year (if negative), (vi) [reserved], (vii) except to the extent funded with the proceeds of Indebtedness, the aggregate amount of Investments made in cash pursuant to Section 7.03(d) during such period and the aggregate amount of Restricted Payments made in cash pursuant to Section 7.03(h) during such period and (viii) all other non-cash items increasing Consolidated EBITDA for such fiscal year.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Property” has the meaning assigned to the term “Excluded Property” in the Collateral Agreement.
“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary of the Borrower, (ii) any Subsidiary that is prohibited or restricted by applicable law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Guarantee of the Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (iii) (a) any Foreign Subsidiary that is not a First Tier Foreign Subsidiary, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, and (c) any FSHCO and (iv) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that no Subsidiary that becomes a Guarantor or Borrower, in each case, under and as defined in the Revolving Credit Agreement shall be an Excluded Subsidiary hereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment resulting from a demand made by Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower) under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.05, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.05(g) and (d) any withholding Taxes imposed under FATCA.
“Existing 2029 Notes” is defined in the definition of “Existing 2029 Notes Indenture”.
“Existing 2029 Notes Indenture” means that certain Indenture, dated as of March 12, 2021, as amended and supplemented from time to time, among the Borrower, the guarantors from time to time party thereto, and U.S. Bank National Association, as the trustee, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $350,000,000 (the “Existing 2029 Notes”).
“Existing 2031 Notes” is defined in the definition of “Existing 2031 Notes Indenture”.
“Existing 2031 Notes Indenture” means that certain Indenture, dated as of August 10, 2021, as amended and supplemented from time to time, among the Borrower, the guarantors from time to time party thereto, and U.S. Bank National Association, as the trustee, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $350,000,000 (the “Existing 2031 Notes”).
“Extended Term Loans” is defined in the definition of “Extension Permitted Amendments.”
“Extending Term Lender” is defined in Section 2.20(a).
“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Extending Term Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Extension Offer” is defined in Section 2.20(a).
“Extension Permitted Amendment” means each of an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Maturity Date applicable to the applicable Extending Term Lenders’ Term Loans, of the applicable Extension Request Class (any such Term Loans, being referred to as the “Extended Term Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Term Loans, (b) a modification of the scheduled amortization applicable to such Extended Term Loans, provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Term Loans of the applicable Extension Request Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Term Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Loans, as applicable, of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Term Lenders in respect of such Extension Offer or their Extended Term Loans and/or (e) an addition of any affirmative or negative covenants applicable to the Borrower and its Restricted Subsidiaries, provided that any such additional covenant with which the Borrower and its Restricted Subsidiaries shall be required to comply prior to the Maturity Date, in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Term Lenders providing such Extended Term Loans shall also be for the benefit of all other Lenders.
“Extension Request Class” is defined in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal funds effective rate and (b) 0%.
“Fee Letters” means (i) that certain Structuring Fee Letter, dated as of December 22, 2021, between the Borrower and the Administrative Agent and (ii) that certain Amended and Restated Arranger Fee Letter, dated as of December 31, 2021, among the Borrower, the Administrative Agent, the Arrangers and the Co-Managers.
“Financial Statements” means the annual or quarterly financial statements of the Borrower delivered pursuant to pursuant to Section 7.01(a)(i) and (ii), as applicable.
“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties may be deducted from Consolidated First Lien Indebtedness, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Borrower.
“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means 0.50% per annum.
“Foreign Competition Laws” means competition and foreign investment laws and regulations of any jurisdiction outside the United States.
“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or any member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Mandatory Prepayment Event” is defined in Section 2.04(b)(vii).
“Foreign Pension Plan” means any defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) which (i) is maintained or contributed to for the benefit of employees of the Borrower or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.
“Foreign Subsidiary” means any Subsidiary of the Borrower, other than a Domestic Subsidiary.
“FSHCO” means any Subsidiary that owns no material assets other than Capital Stock (or Capital Stock and Indebtedness) of one or more (1) Foreign Subsidiaries that are CFCs or (2) other FSHCOs.
“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).
“Guaranty Agreement” means the Guaranty and Suretyship Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent (and each supplement thereto).
“Historical Information” means (i) (A) the audited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and each subsequent fiscal year ended at least 90 days prior to the Closing Date and (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and each subsequent fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2021 and at least 45 days prior to the Closing Date; (ii) (A) the audited balance sheets and statements of income and cash flows of each of Happy One and Lucky Top as of, and for the 12-month period ended, March 31, 2021, (B) (x) the audited balance sheets and statements of income and cash flows of each of FF Intellectual and FF Worldwide for the financial year ending March 31, 2021 and for the period from March 10, 2020 through March 31, 2021 and (y) the unaudited balance sheet and statements of income of each of FF Intellectual and FF Worldwide as of, and for the six-month period ended, September 30, 2021 and (C) the pro forma financial statements of the Acquired Companies after adjustment, comprised of the pro forma income statement of income of the Acquired Companies for the 12-month period ended on September 30, 2021, March 31, 2020, December 31, 2020, December 31, 2019 and December 31, 2018 and the related pro forma balance sheet of the Acquired Companies as of September 30, 2021, March 31, 2020, December 31, 2020, December 31, 2019 and December 31, 2018 and (iii) the pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Borrower pursuant to clauses (i) and (ii) above have been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.
“Immaterial Subsidiary” means each Restricted Subsidiary of the Borrower which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.01(a), (x) contributed less than 2.5% of consolidated revenue of the Borrower and its Restricted Subsidiaries (after giving effect to intercompany eliminations) for such period and (y) contributed less than 2.5% of consolidated total assets (after giving effect to intercompany eliminations) of the Borrower and its Restricted Subsidiaries as of such date.
“Incremental Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Term Loan Amendment and Section 2.05(b), to make Incremental Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender.
“Incremental Term Loan” means a Loan made by an Incremental Lender to the Borrower pursuant to Section 2.05(b).
“Incremental Term Loan Amendment” is defined in Section 2.05(b).
“Incremental Term Maturity Date” means, with respect to Incremental Term Loans, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Term Loan Amendment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money , (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Restricted Subsidiary, (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout becomes a liability on the balance sheet of such Person in accordance with GAAP and (iv) expenses accrued in the ordinary course of business), (e) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property in the Borrower’s good faith estimate, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (i) such specified amount and (ii) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (iii) unless constituting Capitalized Lease Obligations or Synthetic Lease Obligations, obligations under Sale-Leaseback Transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the Borrower.
“Indemnified Matters” is defined in Section 10.07(b) hereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” is defined in Section 10.07(b) hereof.
“Information” is defined in Section 13.04.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Closing Date, among the administrative agent under the Revolving Credit Agreement as Credit Agreement Collateral Agent (as defined therein) and Authorized Representative (as defined therein) for the Credit Agreement Secured Parties (as defined therein), the Administrative Agent as Initial Additional First Lien Collateral Agent (as defined therein) and Authorized Representative (as defined therein) for the Initial Additional First Lien Secured Parties (as defined therein), and the Grantors (as defined therein) from time to time party thereto.
“Insolvency Regulation” means the Regulation (EU) No 2015/848 of the European Parliament and of the Council of the European Union of 20 May 2015 on insolvency proceedings (recast).
“Intangible Assets” means the aggregate amount, for the Borrower and its Restricted Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.
“Intellectual Property” is defined in the Collateral Agreement.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, and any other intercreditor agreement in form and substance acceptable to the Administrative Agent.
“Interest Period” means, with respect to a SOFR Loan, a period of one (1), three (3) or six (6) months, commencing on a Business Day selected by the Borrower on which such an Advance comprised of SOFR Loans is made to Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month.
If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.
“IP Security Agreement” is defined in the Collateral Agreement.
“IRS” means the United States Internal Revenue Service.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.
“Known Affiliates” of any Person means, as to such Person (the “Specified Person”), known affiliates clearly identifiable solely by the similarity of name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Specified Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.
“Lenders” means the lending institutions listed on the signature pages of this Agreement or any Increasing Lender Supplement or Augmenting Lender Supplement, and their respective successors and assigns.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means any Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition on the availability of third-party financing.
“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.01 hereof, and including all Term Loans, whether made or continued as or converted to ABR Loans or SOFR Loans.
“Loan Documents” means this Agreement, the Collateral Agreement, the Guaranty Agreement, the Pledge Agreements, the First Lien Intercreditor Agreement, any other Intercreditor Agreement, the other Collateral Documents, any Assignment and Assumption, any Increasing Lender Supplement, any Augmenting Lender Supplement, any Incremental Term Loan Amendment, the Perfection Certificate, any promissory notes issued pursuant to Section 2.12, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time. Any reference in this Agreement or any other Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Party(ies)” means, each and collectively, as the context requires, the Borrower and the Subsidiary Guarantors.
“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50.0% of all Loans of such Class outstanding at such time.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means (i) on the Closing Date, with respect to the Acquired Companies, a “Material Adverse Effect” (as defined in the Acquisition Agreement) and (ii) after the Closing Date, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties to perform their Obligations under the Loan Documents; or (c) a material adverse effect upon the material rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means the date that is seven years after the Closing Date, as such date may be extended pursuant to Section 2.20.

“Maximum Rate” is defined in Section 10.15.
“MFN Provision” is defined in Section 2.05(b)(iii)(A).
“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means each parcel of real property located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $10,000,000 or more (a) on the Closing Date, for any real property owned as of the Closing Date, (b) as of the date of acquisition thereof, for any real property acquired by any Loan Party after the Closing Date or (c) as of the date such Subsidiary becomes a Loan Party, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Closing Date.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Borrower and its Restricted Subsidiaries to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness secured by such asset on a basis prior to the Liens, if any, on such assets securing the Secured Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries, and the amount of any reserves established by the Borrower and its Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be received, on the date of such reduction, of cash proceeds in respect of such event.
    “Non-Consenting Lender” is defined in Section 9.03(e).
“Non-ERISA Commitments” means:
(i)    each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and
(ii)    each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);
to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans or Foreign Employee Benefit Plans.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, any Lender, the Arrangers, any Affiliate of the Administrative Agent or any Lender or any Indemnitee, of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (and, after the occurrence and during the continuance of an Event of Default, all attorney’s fees and disbursements and paralegals’ fees, whether or not reasonable), and any other sum chargeable to the Borrower or any of its Restricted Subsidiaries under this Agreement or any other Loan Document.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Permitted Refinancing Debt” is defined in Section 2.22(a).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment resulting from a demand made by the Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower) under Section 2.19).
“Participant” is defined in Section 13.02(a) hereof.
“Participant Register” is defined in Section 13.02(b).
“PATRIOT Act” is defined in Article 16.
“Payment Date” means the last Business Day of each March, June, September and December.
“Payment In Full” means the payment in full, in immediately available funds, of all of the Obligations (excluding contingent reimbursement and indemnification obligations that are not then due and payable).
“Payment Recipient” is defined in Section 11.10(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“PCB” is defined in the definition of “Contaminant.”
“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.
“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Subsidiary, such Person and such Subsidiary and its Subsidiaries will comply (to the extent required under the Collateral and Guarantee Requirement) with the requirements of Section 7.02(k) or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Restricted Subsidiary and become Collateral (to the extent required by the Collateral and Guarantee Requirement).
“Permitted Business” means any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date.
“Permitted Debt” means Indebtedness of the Borrower or a Restricted Subsidiary (including any Guarantee thereof by a Loan Party) so long as (i) no portion of such Indebtedness has a scheduled maturity prior to the final Maturity Date of any Loan or a weighted average life to maturity shorter than the Term Loans, (ii) except as contemplated by the final proviso to Section 7.03(a)(xii) or (xiii), no Subsidiary of the Borrower that is not a Loan Party is an obligor in respect of such Indebtedness and (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protections) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by the Borrower).

“Permitted Encumbrances” means:
(i)    Liens imposed by law for Taxes (x) that are not yet delinquent or (y) the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP;
(ii)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 7.03(d);
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(g);
(vi)    easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, building codes, covenants, conditions, rights, waivers, reservations, restrictions, encroachments, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary or the ordinary operation of such real property;
(vii)    customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection including pursuant to the terms and conditions of the Dutch Banks’ Association (Nederlandse vereniging voor banken);
(viii)    Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;
(ix)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;
(x)    Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(xi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xii)    Liens or rights of setoff against credit balances of the Borrower or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Borrower or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;
(xiii)    other Liens that are contractual rights of setoff;
(xiv)    Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;
(xv)    Liens securing Indebtedness permitted pursuant to Section 7.03(a)(xvii)(A) to finance insurance premiums solely to the extent of such premiums; and
(xvi)    Liens (including, without limitation and to the extent constituting Liens, negative pledges) on Intellectual Property arising from Intellectual Property licenses, settlements, covenants, co-existence and other agreements pertaining to Intellectual Property entered into by Borrower or any Restricted Subsidiary in its reasonable business judgment and in a manner that would not reasonably be expected to have a Material Adverse Effect;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases, otherwise acquires or receives Lien on accounts receivable of the Borrower or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the officers of the Borrower have concluded are customary and market-standard.
“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Employee Benefit Plan) in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” means the Collateral Pledge Agreement dated as of the date hereof, by the Pledgors (as defined therein) from time to time party thereto in favor of the Administrative Agent, together with all supplements thereto.
“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Borrower or any Restricted Subsidiary held by Persons other than the Borrower or a wholly owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.
“Prepayment Event” means:
(a)    any sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (i) through (vii) of Section 7.03(e) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $50,000,000 for any individual transactions or series of related transactions;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds of $50,000,000 or more for any individual transaction or series of transaction; or
(c)    the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 7.03(a) other than Refinancing Term Loans.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (A) such Lender’s Term Loan Commitment, at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Term Loan Commitments, at such time; provided, however, if all of the Term Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) such Lender’s Term Loans and Term Loan Commitments by (y) the aggregate outstanding amount of Term Loans; provided, further, that in the case of Section 9.02 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Term Loan Commitments, (disregarding any Defaulting Lender’s Term Loan Commitment) represented by such Lender’s Term Loan Commitment. If the Term Loan Commitments shall be terminated or expired, the Pro Rata Share shall be determined based upon the outstanding Term Loans at such time, giving effect to any assignments.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasers” is defined in Section 13.03(a) hereof.
“PTE” means a prohibited transaction class exemption issued by the DOL, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Refinanced Debt” is defined in Section 2.22(a).
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness plus any interest, fees or premiums associated therewith, and costs and expenses related thereto; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) (and any such Liens securing such Refinancing Indebtedness shall not have a higher Lien priority than the Liens securing the Original Indebtedness).
“Refinancing Term Loan Commitment” is defined in Section 2.22(a).
“Refinancing Term Loans” is defined in Section 2.22(a).
“Register” is defined in Section 13.03(d) hereof.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by brokerage firms and dealers for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by foreign Persons for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Replacement Lender” is defined in Section 2.19 hereof.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and, with respect to a Benefit Plan, excluding, however, such events as to which the thirty (30) day notice requirement has been waived.
“Repricing Event” means (a) any prepayment, repayment, refinancing or replacement of any Term Loan with the proceeds of any Indebtedness, or any conversion of any Term Loan into any new or replacement tranche of term loans, in each case having an All-in Yield lower than the All-in Yield of such Term Loan at the time of such prepayment or repayment or conversion and (b) any repricing, amendment or other modification of this Agreement that, directly or indirectly, reduces the All-in Yield of any Term Loan, in each case of clauses (a) and (b) above, where the primary purpose of such prepayment, repayment, refinancing, replacement or repricing is to reduce the All-in Yield of the Term Loans.
“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50.0%); provided, however, that, if any Lender shall have become a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent (50.0%) of the aggregate Pro Rata Shares of such Lenders.
“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, Foreign Competition Laws, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the California Consumer Privacy Act, the California Privacy Rights Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary; provided that the conversion or exchange of the

Borrower’s preferred stock, if any, into the Borrower’s common stock shall not constitute a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 26, 2019, as amended, restated, amended and restated, supplemented, renewed, refunded, replaced (whether at maturity or thereafter), refinanced and/or modified from time to time, among the Borrower, the other borrowers party thereto, the guarantors from time to time party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, swing loan lender and issuing lender.
“Revolving Credit Commitments” has the meaning assigned to the term “Revolving Credit Commitments” in the Revolving Credit Agreement.
“Revolving Loans” has the meaning assigned to the term “Loans” in the Revolving Credit Agreement.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under any Sanctions, including because of (a) inclusion of the Person on any Sanctions-related list (b) being located, organized or resident in a Sanctioned Country or (c) any direct or indirect relationship of ownership, control, or agency with one or more Persons described in (a) or (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Secured Obligations” is defined in the Collateral Agreement.
“Secured Parties” means collectively, the Administrative Agent, the Lenders and each sub-agent appointed by the Administrative Agent pursuant to Section 11.05.
“Securities Act” means the United States Securities Act of 1933.
“Securitization Subsidiary” means a Subsidiary of the Borrower (1) that is designated a “Securitization Subsidiary” by an officer of the Borrower, (2) that does not engage in any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (x) is guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (y) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (z) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (4) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
“Senior Management Team” means (a) each Authorized Officer and (b) any chief executive officer, chief financial officer or treasurer of any Subsidiary Guarantor.
“Senior Notes” means, collectively, the Existing 2029 Notes and the Existing 2031 Notes.
“Senior Notes Indentures” means, collectively, the Existing 2029 Notes Indenture and the Existing 2031 Notes Indenture.
“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties may be deducted from Consolidated Total Indebtedness, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Solvent” means, when used with respect to any Person, that at the time of determination:
(i)    the “fair value” of the property of such Person and its Subsidiaries, taken as a whole on a consolidated basis and at a fair valuation, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and its Subsidiaries, taken as a whole on a consolidated basis;

(ii)    the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, taken as a whole on a consolidated basis, on their debts as they become absolute and matured;
(iii)    such Person and its Subsidiaries, taken as a whole on a consolidated basis, are able to realize upon their assets and pay their debt and other liabilities, contingent liabilities and other commitments as they become absolute and matured; and
(iv)    such Person and its Subsidiaries, taken as a whole on a consolidated basis, are not engaged in business or a transaction for which the property of such Person and its Subsidiaries, taken as a whole on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person and its Subsidiaries, taken as a whole, are engaged.
“Specified Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Acquired Companies in the Acquisition Agreement which are material to the Lenders in their capacity as such, but only to the extent that the Borrower (or its Affiliates) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or its Affiliates’) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or the failure of such representation results in a failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition in the Acquisition Agreement
“Specified Indebtedness” means the Senior Notes, any Permitted Debt that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing.
“Specified Representations” means the representations and warranties set forth in Sections 6.01 (as it relates to the Loan Parties), 6.02, 6.03(c), 6.03(d), 6.11, 6.13(a), 6.15, 6.19, 6.21, 6.22 and 6.24.
“Subsidiary” of a Person means (i) any corporation more than 50.0% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50.0% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantors” means each Subsidiary of the Borrower that is party to the Guaranty Agreement as a guarantor (which shall not include any Excluded Subsidiary and, if and for so long as it is an Immaterial Subsidiary, Crocs Puerto Rico), until any such Subsidiary is released as a guarantor under the Guaranty Agreement in accordance with the Loan Documents.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.
“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I or any other form approved by the Administrative Agent.
“Surviving Person” is defined in Section 7.03(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means the Term Loans of all Term Lenders at such time.
“Term Lender” means at any time, a Lender with an outstanding Term Loan or Term Loan Commitment at such time.
“Term Loan” means an Advance made by any Term Lender under the Term Facility.
“Term Loan Commitment” means for each Term Lender, the obligation of such Term Lender to make Term Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term Lender, in each case, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption or Incremental Term Loan Amendment.
“Term SOFR” means
(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding

U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Adjustment” means, for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One (1) month	0.10%
Three (3) months	0.15%
Six (6) months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term Yield Differential” is defined in Section 2.05(b)(iii) hereof.
“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan except for the Foreign Pension Plan of any Loan Party incorporated under Dutch law; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) the cessation of operations at a facility of the Borrower or any member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA; (viii) a determination that any Benefit Plan is in or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (ix) a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA).
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties may be deducted from Consolidated Total Indebtedness, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“Transferee” is defined in Section 13.05 hereof.
“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 4.05(g)(ii).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.02(o) subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Closing Date.
Section 1.02    References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.
Section 1.03    Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Advances also may be classified and referred to by Class (e.g., a “Term Advance”) or by Type (e.g., a “SOFR Advance”) or by Class and Type (e.g., a “SOFR Term Advance”).
Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.05    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.05(a) or in the definition of “Capitalized Lease Obligations,” in connection with any accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on December 17, 2018 shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.06    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE 2
Amount and Terms of Credit
Section 2.01    The Commitments.
(a)    [Reserved].
(b)    [Reserved].
(c)    Upon the satisfaction of the conditions precedent set forth in Section 5.01, each Term Lender severally agrees to make one or more term loans (each individually, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed such Term Lender’s Term Loan Commitment, which Term Loans (x) shall be denominated in Dollars and (y) shall, at the option of the Borrower and subject to Section 4.03, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Upon the funding of the Term Loans on the Closing Date, the Term Loan Commitments shall terminate.
(d)    [Reserved].
(e)    [Reserved].
(f)    On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this Section 2.01 shall consist of Loans made by each applicable Lender ratably in proportion to such Lender’s respective Pro Rata Share of such Advance.
(g)    Borrowing/Election Notice; Making of Loans. The Borrower, with respect to any Loan, shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.07. Promptly after receipt of a Borrowing/Election Notice under Section 2.07 in respect of Loans, the Administrative Agent shall notify each Lender of the applicable Class by facsimile, or other similar form of transmission, of the requested Loan. Each applicable Lender shall make available its Loan in accordance with the terms of Section 2.06. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower, at the Administrative Agent’s office in New York, New York on the applicable Borrowing Date on or after the Closing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in the applicable Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the

Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Borrowing Date.
Section 2.02    [Reserved].
Section 2.03    Rate Options for all Advances; Maximum Interest Periods. The Term Loans may be ABR Loans or SOFR Loans, or a combination thereof, selected by the Borrower in accordance with Section 2.09. The Borrower may select, in accordance with Section 2.09, rate options and Interest Periods applicable to the Term Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.
Section 2.04    Prepayment of Loans.
(a)    Optional Prepayments.
(i)    Subject to clause (ii) below, the Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding ABR Loans comprising the same Advance in an aggregate minimum amount of $5,000,000 and in integral multiples of $500,000 in excess thereof. Advances of SOFR Loans may be voluntarily repaid or prepaid on or prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.04, provided that the Borrower may not so prepay SOFR Loans unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment. Prior to any repayment of any Advances of any Class under this Section, the Borrower shall select the Advances or Advances of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection. Each repayment of an Advance shall be applied ratably to the Loans included in the repaid Advance. Repayments of Advances shall be accompanied by accrued interest on the amounts repaid.
(ii)    In the event any Term Loans are subject to a Repricing Event prior to the six (6) month anniversary of the Closing Date, a Term Lender whose Term Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Term Loans pursuant to Section 2.19, in connection with such Repricing Event or which holds a Term Loan the All-in Yield of which is reduced as a result of a Repricing Event shall be paid an amount equal to 1.00% of the aggregate principal amount of such Lender’s Term Loans so prepaid, repaid, assigned or repriced.
(b)    Mandatory Prepayments.
(i)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event following the Closing Date, the Borrower shall, no later than one (1) Business Day following the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” within five (5) Business Days after such Net Proceeds are received), prepay Term Loans on a pro rata basis between the Classes of Term Loans in an amount equal to (x) in the case of an event described in clauses (a) or (b) of the definition of the term “Prepayment Event” an amount equal to the Asset Sale/Casualty Event Percentage multiplied by Net Proceeds received by the Borrower or such Restricted Subsidiary in connection with such event or (y) otherwise, 100.0% of such Net Proceeds; provided that, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative

Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 540 days after receipt of such Net Proceeds to acquire real property, equipment, other tangible assets or other capital assets to be used in the business of the Borrower or the Restricted Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 540-day period (or within a period of 180 days thereafter if by the end of such initial 540-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment, other tangible assets or other capital assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided, further that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party or, in the case of a Permitted Acquisition or other acquisition, by any Person that shall become a Subsidiary Guarantor upon the consummation thereof.
(ii)    In the event that the Borrower has Excess Cash Flow for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, the Borrower shall, not later than ten (10) Business Days following the date on which the Borrower is required to deliver its financial statements pursuant to Section 7.01(a)(ii), prepay Term Loans on a pro rata basis between the Classes of Term Loans in an amount equal to the ECF Percentage multiplied by Excess Cash Flow for such fiscal year, less the sum of (x) the aggregate amount of prepayments of Term Loans, Credit Agreement Refinancing Debt, Incremental Term Loans or indebtedness incurred pursuant to Section 7.03(a)(xii), in each case, that is secured on a pari passu basis with the Liens under the Loan Documents, and in each case, pursuant to Section 2.04(a)(i) during such fiscal year (other than any such prepayment made with the proceeds of Indebtedness) and (y) the aggregate amount of any reduction in the outstanding amount of any Term Loans, Credit Agreement Refinancing Debt, Incremental Term Loans or indebtedness incurred pursuant to Section 7.03(a)(xii), in each case, that is secured on a pari passu basis with the Liens under the Loan Documents resulting from any purchase or assignment made in accordance with Article 13 of this Agreement or the corresponding provisions of the documentation governing such Indebtedness (including in connection with any Dutch auction) (with respect to Term Loans).
(iii)    [Reserved].
(iv)    Prior to any optional or mandatory prepayment of Term Loan Advances under this Section, the Borrower shall, subject to the next sentence, specify the Term Loan Advance or Term Loan Advances to be prepaid in the notice of such prepayment. In the event of any mandatory prepayment of Term Loan Advances from a Prepayment Event made at a time when Term Loan Advances of more than one Class remain outstanding, the Borrower shall select Term Loan Advances to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loan Advances pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class; provided that to the extent provided in the relevant Incremental Term Loan Amendment or Extension Agreement, any Class of Incremental Term Loans or Extended

Term Loans may be paid on a pro rata basis or less than pro rata basis with any other Class of Term Loans.
(v)    Notwithstanding the foregoing, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one (1) Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.04 (other than an optional prepayment pursuant to paragraph (a) of this Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and shall constitute “Declined Proceeds.”
(vi)    The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (A) in the case of prepayment of a SOFR Loan, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Advance or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Advances pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an advance of an Advance of the same Type as provided in Section 2.04(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of an Advance shall be applied ratably to the Loans included in the prepaid Advance. Prepayments shall be accompanied by accrued interest as required by Section 2.11.
(vii)    Foreign Prepayment Event. Notwithstanding anything to the contrary contained in Section 2.04(b), mandatory prepayments (other than mandatory prepayments pursuant to Section 2.04(b)(iii)) arising from the receipt of Net Proceeds from any Prepayment Event by or the Excess Cash Flow attributable to any Foreign Subsidiary (each, a “Foreign Mandatory Prepayment Event”) shall not be required (A) to the extent the making of any such Foreign Mandatory Prepayment Event (or the repatriation of funds to effect such payment) would give rise to a material adverse Tax consequence (as determined in good faith by the Borrower) or (B) so long as the applicable local law will not permit repatriation thereof to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly file any required forms, obtain any necessary consents and take all similar actions reasonably required by the applicable local law to permit such repatriation); provided that if such repatriation of any such affected Net Proceeds or Excess Cash Flow is later permitted under applicable law, such repatriation will, subject to clause (A) above, be effected as promptly as practicable and such repatriated Net Proceeds or Excess Cash Flow, as applicable, will be promptly after such repatriation applied to the repayment of the Term Loans pursuant to Section 2.04(b) to the extent provided herein.
Section 2.05    Expansion Option.

(a)    [Reserved.]
(b)    Expansion Option.
(i)    The Borrower may from time to time after the Closing Date elect to increase the aggregate principal amount of any Class of Term Loans or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum amounts of $50,000,000 and increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans (other than Incremental Term Loans in respect of Refinancing Term Loans) does not exceed (A) an aggregate amount equal to the sum of (x) the greater of (I) $1,000,000,000 and (II) 100.0% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which Financial Statements have been delivered (such amount, the “Fixed Incremental Amount”) minus (y) the aggregate amount of the Fixed Incremental Amount that shall have been reallocated by the Borrower to permit in the incurrence of additional Revolving Credit Commitments pursuant to Section 7.03(a)(ix)(b)(y) plus (B) the aggregate principal amount of any prepayments of Term Loans (in the case of Term Loans consisting of Incremental Term Loans (or any refinancing thereof) solely to the extent incurred in reliance on clause (A)) made pursuant to Section 2.04(a) following the Closing Date to the extent not funded with the proceeds of Indebtedness for borrowed money plus (C) an additional amount, so long as after giving effect to the incurrence of such additional amount, the pro forma First Lien Net Leverage Ratio does not exceed 2.00 to 1.00. The Borrower may arrange for any such Incremental Term Loan to be provided by one or more existing Lenders (each existing Lender so agreeing to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to participate in such Incremental Term Loans (it being agreed that any Lender approached to provide any such Incremental Term Loans may elect or decline, in its sole discretion, to provide such Incremental Term Loans); provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender shall execute an agreement substantially in the form of Exhibit E-1 hereto (each, an “Increasing Lender Supplement”) and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender shall execute an agreement substantially in the form of Exhibit E-2 hereto (each, an “Augmenting Lender Supplement”). No consent of any Lender (other than the Lenders participating in the Incremental Term Loan) shall be required for any Incremental Term Loans pursuant to this Section 2.05(b)(i), as applicable. Incremental Term Loans created pursuant to this Section 2.05(b)(i), shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.05(b). Notwithstanding the foregoing, no increase in the Incremental Term Loans shall become effective under this paragraph unless:

(1)    on the proposed date of the effectiveness of such increase or Incremental Term Loans, the conditions set forth in paragraphs (a) and (b) of Section 5.02 shall be satisfied or waived by the Required Lenders; provided that if the proceeds of such Incremental Term Loans are being used to finance a Limited Condition Acquisition, (i) the condition set forth in such paragraph (a) shall be satisfied or waived by the Required Lenders as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and (ii) the condition set forth in such paragraph (b) shall be limited to the accuracy of the Specified Representations, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower; and
(2)    the Administrative Agent shall have received documents consistent with those delivered pursuant to Sections 5.01 and 5.02 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase (including, without limitation, opinions of counsel for the Borrower and the Subsidiary Guarantors in form and substance reasonably satisfactory to the Administrative Agent).
(ii)    [Reserved].
(iii)    The terms and conditions of the Incremental Term Loans shall be, except as otherwise set forth herein or in the applicable Incremental Term Loan Amendment, identical to those of the Term Loans, as applicable; provided that (A) if the All-in Yield for any Incremental Term Loans (solely in the case of any Incremental Term Loans that are in the form of broadly syndicated term loans denominated in Dollars and are secured on a pari passu basis with the Liens under the Loan Documents) exceeds the All-in Yield for the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Term Yield Differential”), then the Applicable Margin for the Term Loans shall automatically be increased by the Term Yield Differential (plus, if elected by the Borrower in its sole discretion, an additional amount in order to make the Term Loans fungible with such Incremental Term Loans), effective upon the making of such Incremental Term Loans; provided that this clause (A) shall not be applicable to any Incremental Term Loan that is incurred after the date that is twelve (12) months following the Closing Date (this clause (A) being referred to herein as the “MFN Provision”), (B) no Incremental Term Maturity Date shall be earlier than the Maturity Date, (C) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (D)(i) the Incremental Term Loans will rank pari passu in right of payment and with respect to security, (ii) the Incremental Term Loans shall only be secured by Liens on the Collateral on a pari passu basis with the Loans securing all other Obligations and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (E) the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis in any voluntary prepayments (or, solely with respect to voluntary prepayments, a greater than pro rata basis) or mandatory prepayments of the Term Loans, (F) subject to clause (C) above, the amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Lenders and (G) to the extent the terms of the Incremental Term Loans are inconsistent with the terms of the Term Loans (except as set forth in above), (i) such terms shall be reasonably satisfactory to the Administrative Agent and (ii) to the extent such terms are more favorable to the Incremental Lenders than the terms hereof to the Term Lenders, the Borrower may elect to conform to such terms for the benefit of all of the Term Lenders pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent.
Section 2.06    Method of Borrowing. Not later than 2:00 p.m. (New York time) on each Borrowing Date, each applicable Lender shall make available its Pro Rata Share of each such Advance, in immediately available funds, to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
Section 2.07    Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type and Class of Advance and, in the case of each Advance of SOFR Loans, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 1:00 p.m. (New York time) (a) on or before the Borrowing Date of each Advance of ABR Loans and (b) three (3) Business Days before the Borrowing Date for each Advance of SOFR Loans specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type and Class of Advance selected; and (iv) in the case of each Advance of SOFR Loans, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not be necessary to prepay all or any portion of any Advance of SOFR Loans prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Advance of ABR Loans and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Advances of ABR Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate, changing when and as such Alternate Base Rate changes. Changes in the rate of interest on that portion of the Loans maintained as ABR Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Advance of SOFR Loans shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Advance, changing when and as the Applicable Margin changes. Changes in the rate of interest on that portion of the Loans maintained as SOFR Loans will take effect simultaneously with each change in the Applicable Margin.
Section 2.08    Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof).
Section 2.09    Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.
(a)    Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.03, this Section 2.09 and Section 5.02 to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Advance of SOFR Loans shall be made on, and only on, the last day of the Interest Period applicable thereto.
(b)    Automatic Conversion and Continuation. ABR Loans shall continue as ABR Loans unless and until such ABR Loans are repaid or converted into SOFR Loans. SOFR Loans shall continue as SOFR Loans until the end of the then applicable Interest Period therefor, at which time such SOFR Loans shall be automatically converted into ABR Loans unless the Borrower shall have repaid such Loans or given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.09(d) requesting that, at the end of such Interest Period, such SOFR Loans continue as a SOFR Loan.

(c)    No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.09(a) or Section 2.09(b), no Loan may be converted into or continued as a SOFR Loan (except with the consent of the Required Lenders) when any Event of Default has occurred and is continuing.
(d)    Borrowing/Election Notice. The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of an ABR Loan into a SOFR Loan or continuation of a SOFR Loan not later than 1:00 p.m. (New York time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of SOFR Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.
Section 2.10    Default Rate. After the occurrence and during the continuance of an Event of Default, (a) other than in the case of an Event of Default under Section 8.01(a), 8.01(e) and 8.01(f), upon the written election of the Required Lenders, from the time of delivery of such written election to the Borrower until such time as such Event of Default shall have been cured or waived, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest at the rate equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided hereunder or (b) in the case of an Event of Default under Section 8.01(a), 8.01(e) and 8.01(f), the interest rate described in clause (a) above shall be applicable to the Loans or other amounts payable hereunder without any election or action on the party of the Administrative Agent or any other Lender.
Section 2.11    Method of Payment. All payments of principal, interest, fees and commissions hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (New York time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Citi for each payment of principal, interest, fees and commissions as it becomes due hereunder.
Section 2.12    Evidence of Debt; Noteless Agreement.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record:
(i)    the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto;
(ii)    the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder;
(iii)    [reserved]; and

(iv)    the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.
(d)    Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.03) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.
Section 2.13    Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.
Section 2.14    Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Term SOFR Conforming Changes.
(a)    Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.
(b)    Interest Payment Dates. Interest accrued on each ABR Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and on any date on which such ABR Loan is prepaid, whether by acceleration or otherwise and at maturity. Interest accrued on each SOFR Loan shall be payable on the last day of its applicable Interest Period, on any date on which the SOFR Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears
(i)    on each Payment Date, commencing on the first such day following the incurrence of such Obligation,
(ii)    upon repayment thereof in full or in part, and

(iii)    if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).
(c)    Administrative Agent’s and Arrangers’ Fees.
(i)    [Reserved].
(ii)    The Borrower shall pay to each of the Administrative Agent, the Arrangers and the Co-Managers, for their sole accounts, the fees payable at the times and in the amounts separately agreed in the Fee Letters.
(d)    Interest and Fee Basis; Applicable Margin. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.15    Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Increasing Lender Supplement, Augmenting Lender Supplement, Borrowing/Election Notice and repayment notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each SOFR Loan promptly upon determination of such interest rate and will give each applicable Lender prompt notice of each change in the Alternate Base Rate.
Section 2.16    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to the provisions of Section 4.06, each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
Section 2.17    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The

Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
Section 2.18    Maturity Date. This Agreement shall be effective until the Maturity Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash (to the full extent that such Obligations are payable in cash) and all financing arrangements among the Borrower and the Lenders under or in connection with this Agreement and the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.
Section 2.19    Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (i) become a Defaulting Lender, (ii) requested compensation from the Borrower under Sections 4.01, 4.02 or 4.05 to recover Indemnified Taxes, Other Taxes or other additional costs incurred by such Lender, (iii) delivered a notice pursuant to Section 4.03 claiming that such Lender is unable to extend SOFR Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.02, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.03 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Term Loan Commitment and all Loans owing to it) in accordance with Section 13.03. The Administrative Agent is authorized to execute any Assignment and Assumption as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 4.04, 4.05 and 10.07, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Article 11 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.02 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender has become a Defaulting Lender.
Section 2.20    Extension Offers.

(a)    The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all of the Term Lenders of one or more Classes on a pro rata basis (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Term Loans of the Term Lenders of the Extension Request Class that accept the applicable Extension Offer (such Term Lenders, the “Extending Term Lenders”) and, in the case of any Extending Term Lender, only with respect to such Lender’s Term Loans of such Extension Request Class as to which such Term Lender’s acceptance has been made.
(b)    An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Term Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Extension Agreement.
Section 2.21    Repayment of Term Loans.
(a)    The Borrower shall repay the Term Loans on the last Business Day of each March, June, September and December, beginning with the first such Business Day following the end of the first full fiscal quarter of the Borrower ending after the Closing Date and ending with the last such Business Day to occur prior to the Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans funded on the Closing Date, and, in addition, the Borrower shall repay on the Maturity Date the amount of the entire remaining principal amount of the outstanding Term Loans as provided in Section 2.01(f).
(b)    [Reserved].
(c)    The Borrower shall repay Incremental Term Loans in such amounts and on such date or dates as shall be specified therefor in the Incremental Term Loan Amendment (as such amounts may be adjusted pursuant to such Incremental Term Loan Amendment or pursuant to an Increasing Lender Supplement). The Borrower shall repay Extended Term Loans in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans.
(d)    Any repayment of a Term Loan of any Class pursuant to Section 2.04 (other than Section 2.04(c)) shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.21 in direct order against the remaining scheduled installments of principal due in respect of the Term Loans under this Section 2.21; provided that any repayment of a Term Loan of any Class made pursuant to Section 2.04(a) shall be applied to reduce the subsequent scheduled repayments of Advances of such Class to be made pursuant to this Section 2.21 in the manner specified by the Borrower in the applicable notice of repayment (or, if no such specification is made therein, in direct order as provided above).

Section 2.22    Refinancing Facilities.
(a)    At any time after the Closing Date, the Borrower shall have the right to refinance, renew and/or replace
(i)    [Reserved];
(ii)    all of the Term Loans then outstanding (“Refinanced Debt”) with (x) in the case of this clause (ii), one or more new term loan facilities established hereunder by adding one or more new term loan commitments (each such commitment, a “Refinancing Term Loan Commitment”, and the loans made thereunder, “Refinancing Term Loans”) or (y) other Indebtedness in the form of one or more series of notes or loans (such other notes or loans, “Other Permitted Refinancing Debt”, and clauses (x) and (y) above, together, “Credit Agreement Refinancing Indebtedness”), pursuant to a Refinancing Amendment, provided that:
(iii)    [Reserved];
(iv)    any Credit Agreement Refinancing Indebtedness that ranks pari passu or junior in right of security will be subject to an Intercreditor Agreement;
(v)    no Refinancing Term Loans or Other Permitted Refinancing Debt will have a maturity date that is prior to the latest maturity date applicable to the Refinanced Debt being refinanced thereby, nor a shorter Weighted Average Life to Maturity than, the Refinanced Debt being refinanced thereby;
(vi)    [Reserved];
(vii)    such Credit Agreement Refinancing Indebtedness will have such pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed by the Borrower and the lenders thereof;
(viii)    any Credit Agreement Refinancing Indebtedness that is secured shall not be secured by assets other than Collateral;
(ix)    any Credit Agreement Refinancing Indebtedness that is guaranteed shall not be guaranteed by any Person other than the Subsidiary Guarantors;
(x)    such Credit Agreement Refinancing Indebtedness will have terms (other than those described in clauses (ii) through (vi) of this proviso) that are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Refinanced Debt being refinanced thereby (except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time such Credit Agreement Refinancing Indebtedness is incurred);
(xi)    the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the aggregate principal amount of the Refinanced Debt being refinanced thereby, plus any interest, premiums, fees and expenses, or to the extent otherwise permitted under this Agreement; and
(xii)    no Refinancing Term Loans shall share more favorably than ratably in any mandatory prepayments hereunder.

(b)    Any Credit Agreement Refinancing Indebtedness may be provided by any Lender or any Augmenting Lender. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.22 shall be in an aggregate principal amount that is (i) not less than $10,000,000 (or in integral multiples of $5,000,000 in excess thereof) in the case of Refinancing Term Loans and Refinancing Term Loan Commitments and (ii) not less than $5,000,000 (or in integral multiples of $1,000,000 in excess thereof), in each case, or such other amount of the total outstanding amount of the Refinanced Debt.
(c)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans or Refinancing Term Loan Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.
(d)    This Section 2.22 shall supersede any provisions in Section 2.11, 9.03 or 12.02 to the contrary.
Section 2.23    MIRE Events. If there are any Mortgaged Properties, any extension (including a renewal) of Term Loans (excluding, any continuation or conversion of Advances) shall be subject to (and conditioned upon): (1) the prior delivery of all flood-related documentation with respect to such Mortgaged Properties as required by subsection (v)(c) of the definition of Collateral and Guarantee Requirement and (2) the Administrative Agent shall have received written confirmation from the Arrangers, that flood insurance due diligence and flood insurance compliance has been completed by it (such written confirmation not to be unreasonably withheld, conditioned or delayed).
ARTICLE 3
[Reserved]
ARTICLE 4
Yield Protection; Taxes
Section 4.01    Yield Protection. If any Change in Law:
(a)    subjects any Lender, any applicable Lending Installation or the Administrative Agent to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Connection Income Taxes), or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to SOFR Loans), or
(c)    imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender, any applicable Lending Installation in connection with its Loans, or requires any Lender, any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, applicable Lending Installation or the Administrative Agent of making or maintaining its Loans, or to reduce the return received by such Lender, applicable Lending Installation or the Administrative Agent in connection with such Loans, then, within fifteen (15) days of demand by such Person, the Borrower shall pay such Person such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.
Notwithstanding the foregoing provisions of this Section 4.01, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.01 within 120 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Borrower of such event or circumstance.
Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.01 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.
Section 4.02    Changes in Capital Adequacy Regulations. If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.02 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.
Section 4.03    Alternate Rate of Interest.
(a)    Subject to clauses (b), (d), (e), (f) and (g) of this Section 4.03, if prior to the commencement of any Interest Period for a SOFR Advance:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof; or
(ii)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.04. Subject to Section 4.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    [Reserved].
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.03(f) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.03.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Section 4.04    Funding Indemnification. If any payment of a SOFR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a SOFR Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a SOFR Loan is assigned other than on the last day of an Interest Period therefor as a result of a request of the Borrower pursuant to Section 2.19, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (excluding loss of margin), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such SOFR Loan.
Section 4.05    Taxes.
(a)    Defined Terms. For purposes of this Section 4.05, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.05) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.02(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.05, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.05(g)(ii)(A), 4.05(g)(ii)(B) and 4.05(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Survival. Each party’s obligations under this Section 4.05 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.05 (including by the payment of additional amounts pursuant to this Section 4.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 4.06    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 4.01, 4.02 and 4.05 or to avoid the unavailability of SOFR Loans under Section 4.03, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall deliver a written statement of such Lender or the Administrative Agent (as applicable) to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 4.01, 4.02, 4.04 or 4.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a SOFR Loan shall be calculated as though each Lender or the Administrative Agent (as applicable) funded its SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted Term SOFR applicable to such Loan, whether in fact that is the case or not, and without regard to loss of margin. Unless otherwise provided herein, the amount specified in the written statement of any Lender or the Administrative Agent (as applicable) shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.01, 4.02, 4.04 and 4.05 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE 5
Conditions Precedent
Section 5.01    Closing Date.
This Agreement and the obligations of the Term Lenders to fund Term Loans on the Closing Date hereunder on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.03) of the conditions set forth below:
(a)    The Administrative Agent (or its counsel) shall have received from each Loan Party, to the extent party thereto, (i) a counterpart signed by such Loan Party of (A) this Agreement, (B) the Collateral Agreement and any documents contemplated by or ancillary to such Collateral Agreement including (subject to the First Lien Intercreditor Agreement), for the avoidance of doubt, all applicable share certificates and stock transfer forms executed in blank to the extent required, (C), the Guaranty Agreement, (D) all required Pledge Agreements, (E) any Intellectual Property Security Agreement, (F) the First Lien Intercreditor Agreement, (G) the Dutch Collateral Documents and (H) each promissory note requested by a Lender made to the Borrower or the Administrative Agent at least three Business Days prior to the Closing Date and (ii) a Borrowing/Election Notice as required by Section 2.01(g).
(b)    The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders on the Closing Date, (i) a customary written opinion of Perkins Coie LLP, in its capacity as special counsel for the Loan Parties, (ii) a customary written opinion as to the enforceability of the Dutch Collateral Documents of Loyens & Loeff N.V. in its capacity as special Netherlands counsel for the Administrative Agent and (iii) a customary written opinion as to the capacity of the Loan Parties incorporated under Dutch law of DLA Piper Nederland N.V. in its capacity as special Netherlands counsel for the Loan Parties.
(c)    The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Authorized Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of such Loan Party and, to the extent required, certified by the relevant authority of its jurisdiction of organization or incorporation, (x) the certificate or articles of incorporation, formation or organization of such Loan Party attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement, or articles of association, of such Loan Party, together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement, or articles of association, are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its (i) Board of Directors, (ii) if applicable, copy of a resolution signed by all the holders of the issued shares, (iii) if applicable, a copy of a resolution signed by supervisory board of directors, and (iv) if applicable, an unconditional positive or neutral advice (advies) from each relevant works council, including the request for advice of such Loan Party authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party who are authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for each Loan Party (other than in respect of a Loan Party incorporated under Dutch law) from the relevant authority of its jurisdiction of organization, dated as of a recent date.
(d)    The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof shall be the definition of “Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects.
(e)    The Administrative Agent, the Arrangers and the Co-Managers shall have received the Historical Information.
(f)    Prior to or substantially concurrently with the funding of the Term Loans hereunder, the Administrative Agent, the Arrangers, the Co-Managers and the Lenders shall have received (i) all fees required to be paid on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid on the Closing Date hereunder, in the case of this clause (ii), to the extent invoiced at least three (3) Business Days prior to the Closing Date or such later date to which the Borrower may agree, which amounts may be offset against the proceeds of the Loans.
(g)    Substantially concurrently with the funding of the Term Loans hereunder, the Acquisition shall have been consummated in accordance with the terms described in the Acquisition Agreement (without any amendment, modification, supplement or waiver thereof or any consent or election thereunder that is material and adverse to the Lenders, the Co-Managers or the Arrangers without the prior written consent of the Arrangers and the Co-Managers, which consent shall not be unreasonably withheld, conditioned or delayed). It being understood and agreed that (w) any amendment that decreases the purchase price by less than 10.0% shall not be deemed to be materially adverse to the Lenders, the Co-Managers or the Arrangers so long as, in the event that the purchase price is reduced to less than $2,000,000,000, such decrease is allocated to reduce the Term Loans dollar for dollar, (x) any amendment that increases the purchase price shall not be deemed materially adverse to the Lenders, the Co-Managers or the Arrangers if such increase is not funded with debt; (y) any amendment, modification, waiver or consent that results in a change to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, the Co-Managers and the Arrangers; and (z) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interest of the Co-Managers and the Arrangers shall not otherwise constitute an amendment, modification, supplement or waiver.
(h)    The Administrative Agent (or its counsel) shall have received a solvency certificate in substantially the form of Exhibit M hereto from the chief financial officer (or other Authorized Officer with similar responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.
(i)    No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received (i) all documentation and other information reasonably requested with respect to the Borrower or any Loan Party in writing by any Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under the PATRIOT Act, Sanctions Laws and Anti-Corruption Laws and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (i) and (ii), to the extent reasonably requested by the Administrative Agent (on behalf of itself or any Lender) in writing at least 10 Business Days in advance of the Closing Date.
(j)    Each document (including any UCC (or similar) financing statement or equivalent filing under applicable Requirements of Law) required by the Collateral Agreement, any Loan Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered on the Closing Date pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.
(k)    From the date of the Acquisition Agreement and as of the Closing Date, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).
(l)    The Administrative Agent shall have received a customary officer’s certificate from an Authorized Officer of the Borrower certifying satisfaction with the conditions precedent set forth in Sections 5.01(d), (g) and (k).
Section 5.02    Each Advance After the Closing Date. The Lenders shall not be required to make, convert or continue any Advance, unless on the applicable Borrowing Date, both before and after taking into account the proposed borrowing, conversion or continuation:
(a)    There exists no Default or Event of Default (subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1); and
(b)    All of the representations in this Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or

“Material Adverse Effect” shall be true and correct in all respects) on and as of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.
Each Borrowing/Election Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.02(a) and 5.02(b) have been satisfied.
ARTICLE 6
Representations and Warranties
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and the Borrower, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date (after giving effect to the incurrence of Loans under this Agreement) and thereafter on each date as required by Section 5.02:
Section 6.01    Organization; Corporate Powers. Each of the Borrower and each of its Restricted Subsidiaries (a) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.
Section 6.02    Authority.
(a)    Each of the Borrower and each of the Subsidiary Guarantors has the requisite power and authority
(i)    to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents and
(ii)    to file the Loan Documents, if any, which must be filed by it or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.
(b)    The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of the Subsidiary Guarantors or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of the Subsidiary Guarantors is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and the Subsidiary Guarantors, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or the Subsidiary Guarantors are necessary to consummate such transactions.
(c)    Each of the Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party has been duly executed, delivered or filed, as the case may be, by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether enforcement is sought by proceedings in equity or at law)), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to Sections 5.01 and 5.02 without the prior written consent of the Required Lenders (or all of the Lenders if required by Section 9.03), and the Borrower and its Restricted Subsidiaries have performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower or its Restricted Subsidiaries on or before the applicable date, and no default, event of default or breach of any covenant by any such party exists thereunder.
Section 6.03    No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Guarantors, (d) will not violate or result in an event of default under any indenture or agreement (including the Revolving Credit Agreement, the Senior Notes Indentures or other material instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents, except in the case of clauses (b) and (d) above, for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.
Section 6.04    Financial Statements. The Historical Information heretofore delivered to the Lenders was prepared in accordance with generally accepted accounting principles in effect on the date the statements were prepared and the statements present fairly in all material respects the consolidated financial condition and operations of the Borrower and its Restricted Subsidiaries at such date and the consolidated results of their operations for the period then ended.
Section 6.05    No Material Adverse Change. Since December 31, 2021, there has occurred no change in the business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or any other event which has had or would reasonably be expected to have a Material Adverse Effect.
Section 6.06    Taxes.
(a)    Tax Examinations. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect in each case, all deficiencies which have been asserted against the Borrower or any of the Borrower’s Restricted Subsidiaries as a result of any federal, state, local or foreign Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP.

(b)    Payment of Taxes. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect in each case, all income and other Tax returns and reports of the Borrower and its Restricted Subsidiaries required to be filed have been timely filed, and all Taxes shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP. The Borrower has no knowledge of any proposed Tax assessment against the Borrower or any of its Restricted Subsidiaries that will have or would reasonably be expected to have a Material Adverse Effect.
Section 6.07    Litigation; Loss Contingencies and Violations. There are no actions, suits, proceedings, arbitrations or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property of any of them (including, without limitation, any Intellectual Property) that (a) challenges the validity or the enforceability of any material provision of the Loan Documents or (b) has had or would reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 6.07). There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.01(a) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Restricted Subsidiaries is (i) in violation of any applicable Requirements of Law which violation will have or would reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or would reasonably be expected to have a Material Adverse Effect.
Section 6.08    Subsidiaries. Schedule 6.08 to this Agreement contains, as of the Closing Date, a description of the corporate structure of the Borrower, its Subsidiaries and, in each case, any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest. Except as disclosed on Schedule 6.08 (as so supplemented), none of the issued and outstanding Capital Stock of the Borrower or any of its Restricted Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Restricted Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the stock of the Borrower’s Restricted Subsidiaries is not Margin Stock.
Section 6.09    ERISA.
(a)    No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein) by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has (a) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (b) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment.

(b)    Each (i) Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and in all material respects in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. There has been no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan, except for the Foreign Pension Plan of any Loan Party incorporated under Dutch law, do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by an amount which could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained.
Section 6.10    Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Restricted Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time (it being understood that such projected information may vary from actual results and that such variances may be material).
Section 6.11    Securities Activities. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower constitutes less than 25.0% of the value, as determined in accordance with the Regulation U, of all assets of the Borrower.
Section 6.12    [Reserved].
Section 6.13    Compliance with Laws; No Default.
(a)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance in all material respects by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Restricted Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or use of proceeds or other transaction under this Agreement will violate, or be sanctionable under, any Anti-Corruption Laws or applicable Sanctions.
(b)    No Default has occurred and is continuing.
Section 6.14    Assets and Properties.
(a)    The Borrower and each of its Restricted Subsidiaries has legal title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or (ii) a valid leasehold interest in all of its material leased assets, except, in the case of (i) and (ii), for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.03(b).
(b)    The Borrower and each Restricted Subsidiary (i) owns, or is licensed to use, all Intellectual Property (as defined in the Collateral Agreement), used in or necessary to its business, and (ii) the conduct of the businesses of the Borrower and the Restricted Subsidiaries, including the use of any Intellectual Property by the Borrower and the Restricted Subsidiaries, has not infringed, misappropriated or otherwise violated any rights of any other Person, except, in each case, for any lack of ownership or lack of license to use or any such infringements, misappropriations or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(c)    Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Restricted Subsidiary in and to any of such assets in a manner that has had or would reasonably be expected to have a Material Adverse Effect.
Section 6.15    Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Restricted Subsidiaries are required to be registered as an “investment company” or a company “controlled” by a company required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.
Section 6.16    Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Restricted Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.
Section 6.17    [Reserved].
Section 6.18    Environmental Matters.
(a)    Except as disclosed on Schedule 6.18 to this Agreement:
(i)    the operations of the Borrower and its Restricted Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Laws;
(ii)    the Borrower and its Restricted Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Laws and are in material compliance with such permits, licenses and other authorizations;
(iii)    neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Restricted Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of any investigation known to the Borrower or any of its Restricted Subsidiaries or any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Laws; (B) any material remedial action relating to any Contaminant or Environmental, Health or Safety Requirements of Laws; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant; and
(iv)    there is not now, nor to the Borrower’s or any of its Restricted Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Restricted Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, any asbestos containing material, or the presence of any Contaminants, that would result in material costs, liabilities or penalties to the Borrower or any of its Restricted Subsidiaries.
Section 6.19    Solvency. After giving effect to (a) the Loans to be made on the Closing Date, (b) the other transactions contemplated by this Agreement and the other Loan Documents occurring on the Closing Date and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Restricted Subsidiaries taken as a whole are Solvent.
Section 6.20    COMI. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Loan Party incorporated or organized under the laws of any member state of the European Union and is situated in the jurisdiction of its (registered) office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
Section 6.21    Collateral Matters.
(a)    The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person and (ii) when UCC financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 7.03(b), in the case of each of clauses (i) and (ii).
(b)    Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof except as enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b).
(c)    Upon the timely recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, against the registrations and pending applications for Intellectual Property listed or required to be listed in the schedules to the IP Security Agreements, and the filing of the UCC financing statements referred to in paragraph (a) of this Section 6.21, the security interest created under the Collateral Agreement will, to the extent permitted under applicable law, constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the United States registrations and pending applications for Intellectual Property owned by the Borrower and each of its Restricted Subsidiaries in which a security interest may be perfected by filing with the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b) (it being understood that subsequent applications and recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).
Section 6.22    Use of Proceeds. On the Closing Date, proceeds of the Term Loans will be used (a) to finance in part the Acquisition, (b) the repayment of all Indebtedness of the Acquired Companies (other than limited Indebtedness which may remain outstanding pursuant to the terms of the Acquisition Agreement) and (c) for the payment and fees in connection with the foregoing.
Section 6.23     Fiscal Unity. No Loan Party is a member of a fiscal unity (fiscale eenheid) except for any such fiscal unity solely between Loan Parties incorporated under Dutch law and Crocs Stores B.V.
Section 6.24    DAC6. No transaction contemplated by this Agreement and the other Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by this Agreement and the other Loan Documents meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU (“DAC6”).
Section 6.25    Patriot Act. The Borrower and each of its Subsidiaries are in compliance with the PATRIOT Act in all material respects.
Section 6.26    403 Statement. As of the Closing Date, no Loan Party incorporated under Dutch law has issued a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code, other than declarations of joint and several liability with, and of, other Loan Parties.
Section 6.27    Beneficial Ownership. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender (as applicable) in connection with this Agreement is true and correct in all respects.
ARTICLE 7
Covenants
Borrower covenants and agrees that from and after the Closing Date so long as any Loans or Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated:

Section 7.01    Reporting. The Borrower shall:
(a)    Financial Reporting. Furnish to the Administrative Agent (for delivery by the Administrative Agent to the Lenders); provided that the requirements of this Section 7.01(a) may be satisfied by notice to the Administrative Agent that such documents required to be delivered pursuant to this Section 7.01(a) (to the extent included on Form 10-K or Form 10-Q) have been filed with the Commission:
(i)    Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2022), an unaudited balance sheet of Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments and the absence of footnotes that individually and in the aggregate are not material to Borrower’s business.
(ii)    Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2022), the financial statements of the Borrower and its consolidated Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by a nationally recognized independent certified public accounting firm selected by the Borrower.
(iii)    Additional Information. Simultaneously with the delivery of the consolidated financial statements referred to in clauses (i) and (ii) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
(iv)    Supplemental Perfection Certificate. Within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2022, a completed Supplemental Perfection Certificate, signed by an Authorized Officer of the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate.
(v)    Annual Budget. Within seventy-five (75) days after end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2022, the annual budget and any forecasts or projections of the Borrower.
(b)    Notice of Default and Adverse Developments. Promptly upon any of the chief executive officer, chief financial officer or treasurer of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Event of Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Event of Default under this Agreement, (ii) that any Person having the authority to give such a notice has given any written notice to the Borrower or any Restricted Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01(d), or (iii) that any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect has occurred specifying (A) the nature and period of existence of any such claimed default, Default, Event of Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto. The Borrower, will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
(c)    ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information:
(i)    promptly after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which, either alone or together with any other Termination Events, could reasonably be expected to subject either the Borrower or any of its Restricted Subsidiaries to liability individually or in the aggregate in excess of an amount which could reasonably be expected to have a Material Adverse Effect, a written statement of the chief financial officer or treasurer of the Borrower describing such Termination Event and the action, if any, which Borrower or a member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;
(ii)    promptly after any member of the Controlled Group obtains knowledge that a funding waiver request has been filed with the IRS with respect to any Benefit Plan, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days after such communication is received; and
(iii)    promptly after any member of the Controlled Group obtains knowledge or has reason to know that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.
For purposes of this Section 7.01(c), the Borrower or any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.
(d)    Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Material Indebtedness, including, without limitation, holders of Indebtedness under the Senior Notes Indentures and lenders under the Revolving Credit Agreement, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each material notice received by the Borrower from the holders of funded Material Indebtedness who are authorized and/or have standing to deliver such notice pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice is received by the Borrower.
(e)    Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof.
(f)    Environmental Notices. Promptly after receipt by the Borrower, deliver or cause to be delivered to the Administrative Agent a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Laws by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Restricted Subsidiaries to liability individually or in the aggregate in excess of an amount which could reasonably be expected to have a Material Adverse Effect.
(g)    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before of by any Governmental Authority or any other Person against any Loan Party or any Subsidiary of any Loan Party, which if adversely determined would constitute a Material Adverse Effect.
(h)    Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective business and assets, as from time to time may be reasonably requested by the Administrative Agent including information requested by the Administrative Agent for the purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
Section 7.02    Affirmative Covenants.
(a)    [Reserved].
(b)    Corporate Powers; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Sections 7.03(c) or 7.03(e).
(c)    Compliance with Laws, Etc. The Borrower shall, and shall cause its Restricted Subsidiaries to, (i) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (ii) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits would not reasonably be expected to have a Material Adverse Effect.
(d)    Payment of Obligations. The Borrower shall pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge all its material obligations, including Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)    Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Subject to the terms of the First Lien Intercreditor Agreement, each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Credit Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Credit Parties, as a loss payee thereunder and (iii) endeavor to provide to the extent commercially available for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (A) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
(f)    Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower’s Restricted Subsidiaries to permit, any authorized representative(s) designated in writing to the Borrower by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Restricted Subsidiaries, to examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, (provided that (i) an officer of the Borrower or any of its Restricted Subsidiaries may, if it so desires, be present at and participate in any such discussion, (ii) unless an Event of Default exists, there shall be no more than one (1) such visit and inspection during any calendar year and (iii) any Lender shall be accompanied by the Administrative Agent). The Borrower shall keep and maintain, and cause each of the Borrower’s Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. If an Event of Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives. Notwithstanding anything to the contrary herein, none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, Lender or any designated representative is then prohibited by law or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided, that the Borrower or such Restricted Subsidiary shall notify the Administrative Agent or applicable Lender that it is withholding documents or information in reliance on this sentence and the Borrower shall use commercially reasonable efforts to communicate the applicable documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(g)    ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Restricted Subsidiaries (except for any Loan Party incorporated under Dutch law) to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(h)    Maintenance of Property. The Borrower shall cause all property (tangible and intangible (including Intellectual Property), real or personal) necessary for the conduct of its business or the business of any Restricted Subsidiary to be maintained, protected and enforced and kept in good condition, repair and working order and supplied with all necessary equipment, as applicable, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.
(i)    Environmental Compliance. The Borrower and its Restricted Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not subject, and is not reasonably likely to subject, the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate, in excess of an amount which could reasonably be expected to have a Material Adverse Effect.
(j)    Margin Stock; Use of Proceeds.
(i)    Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement (i) to purchase or carry Margin Stock in violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(ii)    The Borrower will use the proceeds of the Loans only for the purposes set forth in Section 6.22.
(k)    Additional Subsidiaries. If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired, after the Closing Date (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary after such date), the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within forty-five (45) days (or such longer period as the Administrative Agent may agree in writing) or, with respect to Mortgaged Property held by such Subsidiary and specifically the items required by subsection (v) of the definition of Collateral and Guarantee Requirement relating thereto, ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired (or such Excluded Subsidiary ceases to constitute an Excluded Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. Notwithstanding anything to the contrary herein or in any other Loan Documents, it is understood and agreed that no Loan Party will be required to (A)

take any action outside of the United States in order to create or perfect any Lien on any assets, (B) execute any Collateral Document governed under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, other than with respect to the Dutch Collateral Documents or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the United States, any state thereof or the District of Columbia; provided that with respect to any First Tier Foreign Subsidiary, the requirements of this Section 7.02(k), the Collateral and Guarantee Requirement and the Collateral Documents (and the limitations set forth in this sentence) may be modified as shall be reasonably agreed by the Administrative Agent and the Borrower.
(l)    Further Assurances. The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, IP Security Agreements, UCC financing statements, agreements and instruments, and take all such further actions (including the filing and recording of UCC financing statements, IP Security Agreements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (subject to the last paragraph of the Collateral and Guarantee Requirement definition). The Borrower shall provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
(m)    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain continuously in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Term Loans by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.
(n)    Pledge of Capital Stock. The Loan Parties shall pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Subsidiary held by a Loan Party to the extent required to meet the Collateral and Guarantee Requirement (other than any Excluded Property, as defined in the applicable Collateral Documents) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Administrative Agent for the benefit of the Credit Parties to secure the Obligations.
(o)    Designation of Restricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing (or, in the case of a designation that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness or if it owns or exclusively licenses any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries taken as a whole. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute (A) an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein and (B) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
(p)    Information Regarding Collateral.
(i)    [Reserved].

(ii)    If (A) any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof) or (B) any Mortgaged Property is acquired by any Loan Party after the Closing Date, the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) or, in the case of clause (B), within ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Mortgaged Property is acquired, cause such assets to be subjected to a Lien securing the Secured Obligations and take such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including, without limitation, to grant and perfect such Lien, all at the expense of the Borrower and, in the case of clause (A), all to the extent required by the Collateral Documents. It is understood and agreed that, subject to the Collateral and Guarantee Requirement, the Loan Parties shall not be required to obtain (1) foreign local law pledges (other than the Dutch Collateral Documents), (2) landlord lien waivers, estoppels or collateral access agreements, or (3) enter into control agreements (provided that pursuant to the First Lien Intercreditor Agreement, any “control agreements” entered into in accordance with the requirements of the Revolving Credit Agreement shall also be for the benefit of the Lenders hereunder).
(q)    Certain Post-Closing Obligations. The Borrower will, and will cause the other Loan Parties to, (i) deliver each of the items set forth in subsection (v) of the definition of Collateral and Guarantee Requirement within ninety (90) days of the Closing Date with respect to each Mortgaged Property (subject to the third to last paragraph of the Collateral and Guarantee Requirement definition) and (ii) comply with the requirements set forth on the Post-Closing Schedule.
(r)    Fiscal Unity. No Loan Party shall create or become a member of a fiscal unity (fiscale eenheid) except for any such fiscal unity solely between Loan Parties incorporated under Dutch law and Crocs Stores B.V.
(s)    403 Statement. No Loan Party incorporated under Dutch law shall issue a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code, other than declarations of joint and several liability with, and of, other Loan Parties, except with the prior written consent of the Administrative Agent.
(t)    COMI. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Loan Party incorporated or organized under the laws of any member state of the European Union and is situated in the jurisdiction of its (registered) office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
Section 7.03    Negative Covenants.
(a)    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness created under the Loan Documents;
(ii)    Indebtedness existing on the Closing Date and set forth on Schedule 7.03(a) and Refinancing Indebtedness in respect thereof;

(iii)    Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been assigned to any Person other than the Borrower or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (C) any such Indebtedness shall be incurred in compliance with Section 7.03(d);
(iv)    Guarantees incurred in compliance with Section 7.03(d);
(v)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of Capitalized Lease Obligations, Synthetic Lease Obligations or purchase money debt in an aggregate principal amount not to exceed the greater of (x) $50,000,000 at any time outstanding or (y) 7.50% of Consolidated Net Tangible Assets (measured at the time of incurrence);
(vi)    Indebtedness in respect of netting services, overdraft protections, deposit and checking accounts, in each case, in the ordinary course of business;
(vii)    Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;
(viii)    Indebtedness of the Borrower or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 7.03(d);
(ix)    (a) the Senior Notes and any Refinancing Indebtedness in respect thereof and (b) Indebtedness pursuant to Revolving Credit Commitments incurred under the Revolving Credit Agreement in an aggregate principal amount not to exceed the sum of (x) $600,000,000 plus (y) the aggregate amount of the Fixed Incremental Amount that the Borrower shall have reallocated to this Section 7.03(a)(ix)(b)(y) (in an amount not to exceed $400,000,000 in the aggregate), and any Refinancing Indebtedness in respect thereof;
(x)    Indebtedness owed to the Borrower with respect to any return of excess escrow funds;
(xi)    Indebtedness in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Borrower or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
(xii)    (A)    Permitted Debt; provided that:
(i)    in the case of Indebtedness that is secured on a pari passu basis with the Liens under the Loan Documents, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis, the First Lien Net Leverage Ratio shall not exceed 2.00 to 1.00; provided that any such Indebtedness in the form of term loans shall be subject to the MFN Provision;

(ii)    in the case of Indebtedness that is secured on a junior basis to the Liens under the Loan Documents, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis the Senior Secured Net Leverage Ratio shall not exceed 2.50 to 1.00; and
(iii)    in the case of Indebtedness that is unsecured, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis either (I) the Total Net Leverage Ratio shall not exceed (x) 3.50 to 1.00 or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition, the greater of (A) 3.50 to 1.00 and (B) the Total Net Leverage Ratio in effect immediately prior thereto (in each case calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)) or (II) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a));
provided, further, that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xii) and clause (xiii) below shall not exceed at any time outstanding the greater of (x) $100,000,000 or (y) 12.5% of Consolidated Net Tangible Assets (measured at the time of incurrence) and
(B)    Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;
(xiii)    Indebtedness under any Permitted Receivables Financing outstanding on or issued after the Closing Date; provided, that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xiii) and clause (xii) above shall not exceed at any time outstanding the greater of (x) $100,000,000 or (y) 12.5% of Consolidated Net Tangible Assets (measured at the time of incurrence);
(xiv)    Indebtedness incurred under leases of real property in respect of tenant improvements;
(xv)    Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as after giving effect to such Indebtedness, the Borrower would have been able to incur $1.00 of Permitted Debt pursuant to Section 7.03(a)(xii)(A)(iii) above (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a));
(xvi)    other Indebtedness in an aggregate principal amount not to exceed the greater of (x) $75,000,000 at any time outstanding or (y) 10.0% of Consolidated Net Tangible Assets (measured at the time of incurrence);
(xvii)    Indebtedness consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)    obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;
(xix)    Indebtedness in the form of Swap Agreements incurred in the ordinary course of business and not for speculative reasons;
(xx)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower or such Restricted Subsidiary in connection with such disposition;
(xxi)    Indebtedness of Foreign Subsidiaries that are not Loan Parties incurred in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $75,000,000 or (y) 10.0% of Consolidated Net Tangible Assets (measured at the time of incurrence);
(xxii)    Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;
(xxiii)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(xxiv)    unsecured Indebtedness to evidence the purchase price of capital stock, options or warrants of any Loan Party purchased from current or former officers, directors and employees of such Loan Party;
(xxv)    Indebtedness of the Borrower and the Restricted Subsidiaries related to the repatriation of cash to the United States.
The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Borrower or any other Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 7.03(d).
For purposes of determining compliance with any restriction on the incurrence of Indebtedness in Dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent determined on the date of such determination. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Dollar Equivalent of the Indebtedness refinanced determined on the date such Indebtedness refinanced was initially incurred.
Notwithstanding any other provision of this covenant, (i) increases in Indebtedness solely due to fluctuations in the exchange rate of currencies will not be deemed to exceed the maximum amount that the Borrower or any Restricted Subsidiary may incur under this Section 7.03(a); and (ii) any Indebtedness that is permitted at the time of incurrence as a result of the measurement of Consolidated Net Tangible Assets at such time, will not be deemed to exceed the maximum amount that the Borrower or any Restricted Subsidiary may incur under the applicable subsection of this Section 7.03(a) solely as a result of a later decrease in the amount of Consolidated Net Tangible Assets.
(b)    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, except:
(i)    Liens created under the Loan Documents and instruments and agreements executed in connection therewith;
(ii)    Permitted Encumbrances;
(iii)    any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 7.03(b); provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
(iv)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
(v)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 7.03(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness requires or includes a pledge of after-acquired property and (c) the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;
(vi)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 7.03(e), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii)    in the case of (A) any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(viii)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or a Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;
(ix)    Liens arising from UCC financing statement filings in connection with any supply chain finance programs or other receivables sale transactions permitted under Section 7.03(e)(vii);
(x)    any Lien on assets of any Foreign Subsidiary that is not a Loan Party; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 7.03(a)(xxi) and obligations relating thereto not constituting Indebtedness;
(xi)    any Liens in respect of Permitted Receivables Financings outstanding on or incurred after the Closing Date;
(xii)    other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of (i) $75,000,000 and (ii) 10.0% Consolidated Net Tangible Assets at any time outstanding;
(xiii)    any Liens or other security, rights of set off or netting or charges (or similar rights having that effect) arising under standard commercial terms and conditions (including, without limitation, arising under article 24 and 25 of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers' association (Nederlandse Vereniging van Banken)) of account banks in the Netherlands with whom any Loan Party maintains a banking relationship in the ordinary course of business;
(xiv)    Liens securing Indebtedness permitted by Section 7.03(a)(ix)(b), 7.03(a)(xii)(A)(i) or (ii), 7.03(a)(xii)(B), 7.03(a)(xiii), 7.03(a)(xvi) and 7.03(a)(xix) (which, if secured by the Collateral on a pari passu or junior lien basis to the Liens under the Loan Documents, shall be subject to the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable);
(xv)    other Liens securing Indebtedness so long as on a pro forma basis the First Lien Net Leverage Ratio does not exceed 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)), and which, if on Collateral, is subject to an Intercreditor Agreement; and
(xvi)    Liens set forth on the Post-Closing Schedule.
(c)    Fundamental Changes; Business Activities.
(i)    The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Default or Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (A) any Restricted Subsidiary (other than the Borrower) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, a Loan Party, (C) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 7.03(e) in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (D) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (E) the Borrower may merge into or consolidate with any Person; provided that (i) the Borrower shall be the surviving Person (the “Surviving Person”) or (ii) if the Borrower is not the Surviving Person, (a) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (b) the Lenders shall have received all documentation and other information with respect to the Surviving Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act; and (c) the Borrower shall have delivered to the Administrative Agent a customary opinion of counsel with respect to the Surviving Person and a certificate on behalf of the Borrower signed by one of its Authorized Officers stating that all conditions provided in this Section 7.03(c)(i)(E) relating to such transaction have been satisfied; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 7.03(d).
(ii)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Permitted Business.
(iii)    The Borrower will not, and will not permit any Restricted Subsidiary to, transfer, assign or exclusively license any material Intellectual Property to any Unrestricted Subsidiary.
(d)    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:
(i)    Investments in cash and Cash Equivalents;
(ii)    Investments existing on the Closing Date and set forth on Schedule 7.03(d);
(iii)    (A) Permitted Acquisitions or (b) other Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(iv)    loans or advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that the Indebtedness resulting therefrom is permitted by Section 7.03(a)(iii);
(v)    Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several coapplicant with respect to any letter of credit or letter of guaranty); provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (iii) above;
(vi)    Indebtedness in the form of a declaration of joint and several liability (hoofdelijke aansprakelijkheid) pursuant to Section 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) arising pursuant to Section 2:404(2) Dutch Civil Code) made by a Loan Party in respect of Loan Parties only;
(vii)    any guarantee, liability or indemnity provided under or for the purpose of any fiscal unity (fiscale eenheid) for corporate income tax and/or VAT purposes solely between Loan Parties incorporated under Dutch law or any other guarantee granted or arising under legislation relating to tax or corporate law under which the Borrower or any Restricted Subsidiary assumes general liability for the obligations of the Borrower or any other Restricted Subsidiary incorporated or tax resident in the same jurisdiction;
(viii)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(ix)    Investments in Unrestricted Subsidiaries or joint ventures in an aggregate outstanding amount not to exceed the greater of (x) $75,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (measured at the time of Investment);
(x)    deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;
(xi)    advances by the Borrower or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;
(xii)    Investments made as a result of receipt of noncash consideration from a sale, transfer or other disposition of assets permitted under Section 7.03(e)(viii);
(xiii)    Investments in the form of Swap Agreements incurred in the ordinary course of business and not for speculative reasons, and permitted hereunder;
(xiv)    Investments constituting deposits described in clauses (iii) and (iv) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;
(xv)    Investments in a Securitization Subsidiary, pursuant to the terms of a Permitted Receivables Financing;
(xvi)    [reserved];

(xvii)    other Investments in an amount not to exceed the Available Amount; provided that, at the time each such Investment is made (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to such Investment on a pro forma basis the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a));
(xviii)    (x) other Investments in any Person in an aggregate amount not to exceed the greater of (i) $75,000,000 and (ii) 10.0% Consolidated Net Tangible Assets at any time outstanding and (y) Investments in any person engaged in a Permitted Business in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (measured at the time of Investment);
(xix)    unlimited Investments so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to such Investment on a pro forma basis the Total Net Leverage Ratio shall not exceed 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a));
(xx)    loans and advances to directors, officers and employees (i) made in the ordinary course of business (provided that those loans and advances do not exceed $5.0 million at any one time) or (ii) to finance the purchase of Capital Stock of the Borrower, in compliance with applicable laws (provided that those loans and advances do not exceed $10.0 million at any one time outstanding);
(xxi)    [reserved];
(xxii)    loans, advances and other investments in franchisees of retail stores and other non-Affiliate third parties, which do not exceed $5,000,000 in the aggregate outstanding at any time;
(xxiii)    loans, advances and other investments of the Borrower and the Restricted Subsidiaries related to the repatriation of cash to the United States.
For the purposes of this Section, any unreimbursed payment by the Borrower or any Restricted Subsidiary for goods or services delivered to any Subsidiary, other than, in the case of a Restricted Subsidiary, itself, shall be deemed to be an Investment in such Subsidiary.
(e)    Asset Sales and Equity Issuances. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest and any Intellectual Property owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Borrower or any other Restricted Subsidiary in compliance with Section 7.03(d), and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:
(i)    (A) sales of inventory, (B) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (C) dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (C)) in the ordinary course of business;

(ii)    sales, transfers, leases and other dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 7.03(d) and Section 7.03(i);
(iii)    the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction (other than transactions permitted under Section 7.03(e)(vii));
(iv)    dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);
(v)    leases or subleases of real property granted by the Borrower or any of its Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;
(vi)    the sale, transfer, licensing or other dispositions of Intellectual Property made by Borrower or any Restricted Subsidiary (A) in its reasonable business judgment and in a manner that would not reasonably be expected to have a Material Adverse Effect or (B) to the extent permitted by Section 7.03(b);
(vii)    the sale, transfer or other dispositions of accounts receivable to a Securitization Subsidiary; provided that (i) the sale, transfer or other disposition is in connection with a Permitted Receivables Financing and (ii) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold;
(viii)    sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that (A) such sales, transfers and other dispositions shall be made for fair value, (B) at least 75.0% of the consideration for such sales, transfers and other dispositions shall consist of cash or Cash Equivalents; provided that for purposes of the foregoing, the amount of (x) any liabilities (as shown on the Borrower’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within ninety (90) days following the closing of such disposition, and (z) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (B) that is at that time outstanding, not to exceed the greater of (i) $50,000,000 and (ii) 5.00% of Consolidated Net Tangible Assets (measured at the time of such disposition), shall be deemed to be cash for purposes of this paragraph and for no other purpose, (C) the proceeds of such sale, transfer or other distribution shall be applied to the extent required under Section 2.04(b)(ii) and (D) the Borrower shall have delivered to the Administrative Agent a certificate on behalf of the Borrower signed by one of its Authorized Officers stating that the conditions provided in clauses (A), (B) and (C) in this Section 7.03(e)(viii) relating to such transaction have been satisfied; and

(ix)    other sales, transfers and dispositions of assets having a fair market value (as reasonably determined by the Borrower) in an aggregate amount not to exceed $5,000,000 during any fiscal year of the Borrower.
(f)    [Reserved].
(g)    [Reserved].
(h)    Restricted Payments; Certain Payments of Indebtedness.
(i)    The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (A) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Borrower, (B) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries), (C) the Borrower may make Restricted Payments, not exceeding the greater of (x) $30,000,000 and (y) 3.50% of Consolidated Net Tangible Assets (measured at the time of such Restricted Payment), in each case during any fiscal year of the Borrower, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Restricted Subsidiaries (with any unused amount available in subsequent fiscal years), (D) the Borrower may purchase, repurchase or otherwise retire Equity Interests (1) upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares or taxes payable in connection therewith, (2) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director, an employee or any other service provider to pay for the taxes payable by such director, employee or any other service provider upon such grant or award or (3) in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 7.50% of Consolidated Net Tangible Assets (measured at the time of such Restricted Payment), (E) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Borrower, (F) the Borrower may declare and make additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 7.50% of Consolidated Net Tangible Assets (measured at the time of such Restricted Payment), (G) so long as (x) no Default or Event of Default has occurred and is continuing as of the date such dividend is declared (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default or Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (y) after giving effect to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)), the Borrower may make additional Restricted Payments in an amount not to exceed the Available Amount, (H) payments of regularly scheduled quarterly dividends (not constituting a return on capital) on Capital Stock and (I) the Borrower may make additional Restricted Payments; provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (I), (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of a Restricted

Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Event of Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (2) after giving effect to such Restricted Payment and any related transaction on a pro forma basis the Total Net Leverage Ratio shall not exceed 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)).
(ii)    The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 7.03(a)(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any other Specified Indebtedness, except:
(A)    payments of regularly scheduled interest and principal as and when due in respect of any Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;
(B)    refinancings of Specified Indebtedness with the proceeds of other Indebtedness permitted under Section 7.03(a);
(C)    payments of or in respect of Specified Indebtedness solely by issuance of the common stock of the Borrower;
(D)    payments of or in respect of Specified Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party;
(E)    other payments of or in respect of Specified Indebtedness in an amount not to exceed the Available Amount; provided that at the time of and immediately after giving effect thereto, (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a));
(F)    other payments of or in respect of Specified Indebtedness in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 7.50% of Consolidated Net Tangible Assets (measured at the time of such payment);
(G)    other payments of or in respect of Specified Indebtedness; provided that at the time of and immediately after giving effect to any such payment (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to such payment on a pro forma basis the Total Net Leverage Ratio shall not exceed 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)).
(iii)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness.
(i)    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving payments in excess of $5.0 million, except (i) transactions in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (ii) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 7.03(h), (iv) any guarantees of Indebtedness or other obligations of Affiliates if such Indebtedness or other obligations would be permitted to be incurred by the Borrower or a Restricted Subsidiary under this Agreement and are incurred by such Affiliate to a third party on arm’s length terms, (v) any Investments permitted by Section 7.03(d), (vi) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Borrower or any Restricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith, (vii) any transaction that involves aggregate payments or value in excess of $25.0 million, which are approved by the Borrower’s Board of Directors (including a majority of the disinterested members of the Board of Directors), and in its good faith judgment, believes that the transaction complies with clause (i) above as evidenced by a resolution of the Board of Directors promptly delivered to the Administrative Agent, (vi) the transactions described on Schedule 7.03(i), (viii) any reasonable or customary employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Borrower or a Restricted Subsidiary with a current or former director, officer or employee of the Borrower or a Restricted Subsidiary and payments related thereto; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Borrower or a Restricted Subsidiary approved by the Board of Directors of the Borrower, (ix) (A) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (B) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Borrower or that Restricted Subsidiary, as the case may be; (x) pledges of equity interests of Unrestricted Subsidiaries to secure Indebtedness of such Unrestricted Subsidiaries, (xi) transactions entered into as part of a Permitted Receivables Financing on customary terms (as determined by the Borrower’s Board of Directors); (xii) Indebtedness permitted by Section 7.03(a)(iv).
(j)    Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or to Guarantee the Obligations; provided that (x) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date identified on Schedule 7.03(j) (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the Senior Notes Indentures, the Revolving Credit Agreement, documents in connection with Permitted Debt and permitted refinancings of each of the foregoing, provided that such restrictions and conditions are no more onerous than those set forth in the Senior Notes Indentures or the Revolving Credit Agreement, as applicable, in each case, as in effect on the Closing Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03(a), (G) restrictions and conditions with respect to cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 7.03(b)(viii), (H) restrictions and conditions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; (I) restrictions and conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (J) restrictions and conditions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof; (K) restrictions and conditions contained in Swap Agreements; and (L) customary restrictions and conditions with respect to any supply chain finance programs or other receivables sale transactions permitted under Section 7.03(e)(vii), (y) clause (i) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03(a) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (z) clause (ii) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 7.03(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 7.02(k), 7.02(l) or 7.02(p) or under the Collateral Documents.
(k)    Amendment of Organizational Documents. The Borrower will not, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its articles or certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.
(l)    Changes in Fiscal Periods. The Borrower will not change its fiscal year or its method of determining fiscal quarters.
ARTICLE 8
Events of Default
Section 8.01    Events of Default. Commencing on the Closing Date, each of the following occurrences shall constitute an Event of Default under this Agreement:
(a)    Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan; or (ii) shall fail to pay within three (3) Business Days of the date when due any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement or the other Loan Documents.
(b)    Breach of Certain Covenants.
(i)    The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.01(b)(i), 7.02(b) (with respect to the existence of the Borrower) or 7.02(j) or in Section 7.03; or
(ii)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Sections 8.01(a) or 8.01(b)(i)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (B) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach.
(c)    Breach of Representation or Warranty. Any representation, warranty or certification made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Restricted Subsidiaries in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification thereof or waiver thereunder, or in any written statement, report, certificate, financial statement or other document at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).
(d)    Default as to Other Indebtedness.
(i)    The Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period).
(ii)    Any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.03(a).
(e)    Involuntary Bankruptcy; Appointment of Receiver, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(f)    Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 7.03(c)(i)(D), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Borrower or any Restricted Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (f);
(g)    Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.
(h)    Loan Documents and Collateral Matters.
(i)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under the Loan Documents) or Payment in Full, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
(ii)    Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (B) the release thereof as provided in the applicable Collateral Document or Section 10.14 or (C) as a result of the failure of the Administrative Agent to (x) maintain possession (whether directly or through a gratuitous bailee arrangement) of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (y) continue in accordance with applicable law the effectiveness of any UCC financing statement.
(i)    Inability to Pay Debts. The Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(j)    Termination Event. Any Termination Event, which either alone or together with any other Termination Events, occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any of its Restricted Subsidiaries to liability individually or in the aggregate in excess of an amount which could reasonably be expected to have a Material Adverse Effect.

(k)    Change of Control. A Change of Control shall occur.
An Event of Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.03.
ARTICLE 9
Acceleration, Defaulting Lenders; Waivers, Amendments and Remedies
Section 9.01    Termination of Commitments; Acceleration. If any Event of Default described in Sections 8.01(e) or 8.01(f) occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
Section 9.02    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    [Reserved];
(b)    the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.03); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
Section 9.03    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.03, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Sections 2.05(b), 2.14(e), 2.20, 4.03(b), 4.03(c), 4.03(d) and 9.03(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that
(i)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and
(ii)    no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Sections 2.04(c), 2.14 or 2.21, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Sections 12.02 or 12.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section 9.03(b) or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section 9.03(b) and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Subsidiary Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 10.14 or the Collateral Agreement) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 10.14 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents), (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class and (I) subordinate (or permit the subordination of) the Liens under the Loan Documents to Liens on the Collateral securing any other

Indebtedness for borrowed money or subordinate the right of payment of the Obligations to the right of payment of any other Indebtedness for borrowed money, in each case, without the written consent of each Lender; provided, further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent; (2) [reserved]; (3) [reserved]; (4) [reserved]; (5) [reserved]; and (6) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (c) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.
(c)    Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Credit Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.” Additionally, (i) notwithstanding anything herein to the contrary, the First Lien Intercreditor Agreement and any provision thereof may be terminated, waived, amended or modified pursuant to an agreement or agreements in writing entered into by each Authorized Representative (as defined therein) and each Collateral Agent (as defined therein) (and with the consent of the Lead Borrower) and (ii) the Administrative Agent may, without the consent of any Lender, enter into an Intercreditor Agreement (or any amendment or supplement thereto in accordance with the terms thereof) to the extent the Loan Parties have incurred Indebtedness secured by Liens that are required to be subject to an Intercreditor Agreement, and each Lender hereby agrees to be bound by the terms of any such Intercreditor Agreement and not to take any action inconsistent therewith. Without limiting the foregoing, the Administrative Agent is hereby authorized and directed to enter into the First Lien Intercreditor Agreement and each Lender agrees to be bound thereby.
(d)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.03 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of each Lender or each affected Lender, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable, pursuant to Section 2.19; provided that the applicable Replacement Lender shall have consented to the proposed amendment, waiver or consent.

Section 9.04    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated.
ARTICLE 10
General Provisions
Section 10.01    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.
Section 10.02    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
Section 10.03    Performance of Obligations. The Borrower agrees that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document to the extent the Administrative Agent determines that such action shall be necessary or advisable in order to protect or preserve the rights of the Lenders hereunder. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.03 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.03, together with interest thereon at the rate from time to time applicable to ABR Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 10.03 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.03 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.03 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.
Section 10.04    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
Section 10.05    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the terms of any prior agreements or understandings which are expressly stated to survive the execution and delivery of this Agreement.
Section 10.06    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
Section 10.07    Expenses; Indemnification.
(a)    Expenses. The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable and documented costs, internal charges and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of (i) one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and (ii) any local counsel to the Lenders retained by the Arrangers or the Administrative Agent, limited to one local counsel in each relevant jurisdiction, paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks) review, amendment modification and, after the occurrence and during the continuance of a Default or an Event of Default, administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arrangers and the Lenders for any documented costs and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and one primary counsel for the Lenders) paid or incurred by the Administrative Agent or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.
(b)    Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, each Co-Manager and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Co-Manager’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, partners, members, advisors, agents and other representatives and controlling persons (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 5) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), whether or not arising in connection with any third party claim, imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:
(i)    this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents; or
(ii)    any liabilities, obligations, responsibilities, losses, damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions and interest, whether direct or indirect, known or unknown, absolute or contingent, past, present or future, relating to any Environmental, Health or Safety Requirement of Laws and arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the past, present or future environmental, health or safety condition of any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest, the presence of asbestos-containing materials at any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the Release or threatened Release of any Contaminant
(collectively, the “Indemnified Matters”);
provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent that such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost or expenses (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee with respect to the Loan Documents or (ii) a material breach of the obligations of such Indemnitee with respect to the Loan Documents or (y) has resulted from a dispute solely among Indemnitees that does not involve an act or omission by the Borrower or any of its Affiliates and is not brought against such Indemnitee in its capacity as an agent or arranger or similar role with respect to this Agreement or the other Loan Documents. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Section 10.07(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.
Each Indemnitee, with respect to any action against it in respect of which indemnity may be sought under this Section, shall give written notice of the commencement of such action to the Borrower within a reasonable time after such Indemnitee is made a party to such action. Upon receipt of any such notice by the Borrower, unless such Indemnitee shall be advised by its counsel that there are or may be legal defenses available to such Indemnitee that are different from, in addition to, or in conflict with, the defenses available to the Borrower or any of its Subsidiaries, the Borrower may participate with the Indemnitee in the defense of such Indemnified Matter, including the employment of counsel consented to by such Indemnitee (which consent shall not be unreasonably withheld); provided, however, nothing provided herein shall entitle (a) the Borrower or any of its Subsidiaries to assume the defense of such Indemnified Matter or (b) any Indemnitee to effect any settlement in respect of any indemnified matter without the Borrower’s consent, such consent not to be unreasonably withheld or delayed, but if settled with the Borrower’s consent, or if there is a final judgment in any such action, proceeding or investigation, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed, effect any settlement of any pending or threatened claim, litigation, investigation or proceedings relating to the foregoing (the “Proceedings”) in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such Proceedings and (b) such settlement does not include any statement as to, or any admission of, fault or wrongdoing, by or on behalf of such Indemnitee.
(c)    Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement of any claim asserted against or likely to be asserted against an Indemnitee shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any other Indemnitee is a party thereto) unless such settlement releases such Indemnitee from any and all liability with respect thereto.
(d)    Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.07 shall survive the termination of this Agreement.
Section 10.08    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
Section 10.09    [Reserved.]
Section 10.10    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
Section 10.11    Nonliability of Lenders. The relationship between the Borrower, on one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 10.12    GOVERNING LAW. This Agreement (other than Section 11.11) and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction. If a party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other Loan Document, and the relevant power of attorney is expressed to be governed by Dutch or any other law, that choice of law is hereby accepted by each other Party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.
Section 10.13    CONSENT TO JURISDICTION; JURY TRIAL.
(a)    EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR

INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO VENUE IN, SUCH COURT.
(b)    OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (a). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (b).
(c)    VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.
(d)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(e)    ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.07 AND THIS SECTION 10.13, WITH ITS COUNSEL.

Section 10.14    Release of Liens and Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including any voluntary liquidation or dissolution of such Subsidiary Guarantor in accordance with Section 7.03(c)); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. The Administrative Agent may, in its discretion (and without Required Lender consent or approval) release its Lien (held for the benefit of itself and the Lenders) on any patents, trademarks, service marks, trade names, copyrights, licenses, registrations or other intellectual property which Borrower determines is not material or which Borrower’s in good faith determine is not useful or used in their business. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.03, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section 10.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. In connection with any supply chain finance programs or other receivables sale transactions permitted by Section 7.03(e)(vii), the Administrative Agent shall execute and deliver to Borrower or any Restricted Subsidiary, at Borrower’s expense, a Release substantially in the form of Exhibit L attached hereto, or any other documents that Borrower or such Restricted Subsidiary shall reasonably request, evidencing the release of the Administrative Agent’s lien on the applicable receivables and related assets. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
Section 10.15    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.17    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties hereto acknowledge and agree, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE 11
The Administrative Agent
Section 11.01    Appointment and Authorization.
(a)    Each Lender hereby irrevocably appoints the Administrative Agent and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting

(and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that
(i)    the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or
(ii)    is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.
(e)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(f)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 11.02    Administrative Agent and Affiliates. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
Section 11.03    Administrative Agent’s Reliance, Indemnification, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of unmatured default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Documents or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article 5 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the All-in Yield.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 13.03(d), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 11.04    Posting of Communications.
(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-MANAGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 11.05    Successor Agent.
(a)    Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor administrative agent. If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights (including the Parallel Liability), powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.
(b)    Notwithstanding paragraph (a) of this Section 11.06, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Credit Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Credit Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided, further that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.07, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Section 11.06    Credit Decision.
(a)    Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Section 11.07    Administrative Agent, Arrangers, Co-Managers Agents. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Manager” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such, but all such persons shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Manager” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.07, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 11.08    Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 12.01 or with respect to a Credit Party’s right to file a proof of claim in an insolvency proceeding, no Credit Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof.
(b)    [Reserved].
(c)    The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(b)(ii). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Credit Party for any failure to monitor or maintain any portion of the Collateral.
Section 11.09    Credit Bidding. The Credit Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Credit Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Credit Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Credit Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Credit Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Credit Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Credit Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Credit Party shall execute such documents and provide such information regarding the Credit Party (and/or any designee of the Credit Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 11.10    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.10 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.10(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A)

such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 11.10 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Section 11.11    Parallel Liability.
(a)    In this Section 11.11:

(i)    “Corresponding Liabilities” means the Obligations of a Loan Party, but excluding its Parallel Liability; and

(ii)    “Parallel Liability” means a Loan Party’s undertaking pursuant to this Section 11.11.
(b)     Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).
(c)    Each Secured Party and each Loan Party agree that:
(i)    a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;
(ii)    a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;
(iii)    a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Administrative Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and
(iv)     for purposes of this Section 11.11, the Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral securing a Parallel Liability on trust.
    (d)    This Section 11.11 shall be construed in accordance with and governed by Dutch law.

ARTICLE 12
Setoff; Ratable Payments
Section 12.01    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
Section 12.02    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its respective Loans (other than payments received pursuant to Sections 4.01, 4.02 4.04, 13.03(g) or as otherwise provided herein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the applicable Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. For the avoidance of doubt, this Section 12.02 shall not limit the ability of the Borrower or its Subsidiaries to purchase and retire Term Loans pursuant to a Dutch auction in accordance with Section 13.03(g).
Section 12.03    Application of Payments. Subject to the provisions of Section 9.02, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.03, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Event of Default in the following order:
(a)    first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
(b)    second, to pay interest on and then principal of any advance made under Section 10.03 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;
(c)    third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;
(d)    fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;
(e)     fifth, to pay interest due in respect of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause fifth held by them; and
(f)    sixth, to the ratable payment of all other Obligations, ratably based upon the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date.
Unless otherwise designated (which designation shall only be applicable prior to the occurrence of an Event of Default) by the Borrower, all principal payments in respect of Loans shall be applied to the outstanding Loans first, to repay outstanding ABR Loans, and then to repay outstanding SOFR Loans with those SOFR Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.03 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Secured Parties as among themselves.
Section 12.04    Relations Among Lenders.
(a)    Except with respect to the exercise of setoff rights of any Lender in accordance with Section 12.01, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.
(b)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders, at the direction of the Required Lenders, to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
Section 12.05    Lender ERISA Representations and Covenants.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, all other Lenders, the Administrative Agent and each Arranger and their respective Affiliates, and for the benefit of the Borrower and its Subsidiaries, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Covered Benefit Plans (as defined below) in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and the Borrower and its Subsidiaries, that:

(i)    none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
For purposes of this Section 12.05, “Covered Benefit Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) “plan” as defined in Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

ARTICLE 13
Benefit of Agreement; Assignments; Participations
Section 13.01    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article 13. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.02) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent may treat the Person which made any Loan or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.03; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any note to direct payments relating to such Loan or note to another Person. Any assignee of the rights to any Loan or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
Section 13.02    Participations.
(a)    Permitted Participants; Effect. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than Disqualified Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.03 that adversely affects such Participant. Subject to paragraph (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender, provided such Participant agrees to be subject to Section 12.02 as though it were a Lender.
(b)    Limitation of Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01, 4.02 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, or (ii) the sale of the participation to such

Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 4.05 unless such Participant agrees to comply with Section 4.05 as though it were a Lender (it being understood that the documentation required under Section 4.05(g) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 13.03    Assignments.
(a)    Consents.
(i)    Subject to the conditions set forth in paragraph (b) below, any Lender may assign to one or more assignees (other than any Disqualified Lender any Defaulting Lender and, except as provided in Section 13.03(g) below, the Borrower or any of its Subsidiaries) (the “Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower; provided that no consent of Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) for an assignment by any Lender as of the Closing Date in connection with the primary syndication of the Term Facility to Lenders selected by such Lenders in consultation with the Borrower and (z) if an Event of Default under Sections 8.01(a), 8.01(e), or 8.01(f) has occurred and is continuing, for any other assignment; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (or providing the list to the Lenders). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (2) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall post or otherwise make available to Lenders a list of all Disqualified Lenders.
(b)    Conditions. Assignments shall be subject to the following additional conditions:

(i)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each facility under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(iv)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Subsidiary Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(c)    Effect; Closing Date. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 10.07). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.02.
(d)    The Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of all Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.03(d) shall be construed so that the Loans and the Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code.

(e)    Recording. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 13.03 and any written consent to such assignment required by this Section 13.03, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.17 or 11.04, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(f)    Pledge to a Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Dutch Auctions. Notwithstanding anything to the contrary contained in this Section 13.03 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, without the consent of the Administrative Agent or any other Term Lender, each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of the Term Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:
(i)    Such sale, assignment or transfer shall be pursuant to one or more modified Dutch Auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (x) notice of and the option to participate in the Auction shall be provided to all Term Lenders and (y) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 13.03(g) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;
(ii)    With respect to all repurchases made by the Borrower or any of its Subsidiaries pursuant to this Section 13.03(g), (x) the Borrower shall deliver to the Auction Manager an officer’s certificate stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or their assets, the Loan Parties’ ability to perform the Obligations or any other matter regarding the Borrower or its Subsidiaries that may be material to a decision by any Term Lender to participate in any Auction or repurchase any such Term Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the nonpublic Lenders and (y) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase; and
(iii)    Immediately following a repurchase by the Borrower or its Subsidiaries pursuant to this Section 13.03(g), the Term Loans so repurchased shall, without further action by any Person, be deemed automatically canceled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and all other Loan Documents and the Administrative Agent shall reflect such repurchase in the Register.
Section 13.04    Confidentiality. The Administrative Agent, each Lender and each Arranger agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirement of Law or by any subpoena or similar legal process (provided that the Administrative Agent, Lender or Arranger, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.04, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any Arranger on a non-confidential basis from a source other than the Borrower or (iii) is independently developed, discovered or arrived at by the Administrative Agent, any Lender or any Arranger. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business or the Collateral, other than any such information that is available to the Administrative Agent, any Arranger or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION (AS DEFINED ABOVE), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE

ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 13.05    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.04 the confidentiality of any confidential information described therein.
ARTICLE 14
Notices
Section 14.01    Giving Notice.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at Crocs, Inc., 13601 Via Varra, Broomfield, Colorado 80020, Attention of Daniel P. Hart (Phone No. 303-848-7494); Email: dhart@crocs.com);
with a copy to Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, Attention of Jason Day;
(ii)    if to the Administrative Agent, to it at Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention of David Tuder (Phone No. 212-723-7920); Email: david.tuder@citi.com); and
(iii)    if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The

Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
Section 14.02    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE 15
Counterparts
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.
The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, Borrowing/Election Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
ARTICLE 16
USA Patriot Act
Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information including all applicable “know your customer” and anti-money laundering rules and regulations that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the PATRIOT Act.
[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CROCS, INC. as Borrower
By: /s/ Anne Mehlman
Name: Anne Mehlman Title: Executive Vice President & Chief Financial Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent
By: /s/ David Tuder
Name: David Tuder Title: Vice President

CITIBANK, N.A., as a Lender
By: /s/ David Tuder
Name: David Tuder Title: Vice President

[Signature Page to Credit Agreement]